Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
GT ADVANCED TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 26, 2013

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of GT Advanced Technologies Inc., which will be held on Wednesday, June 5, 2013, at 8:00 a.m., local time, at the offices of Ropes & Gray, LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts.

        The notice of annual meeting, proxy statement and proxy card (or voter instruction form if your shares are held through a broker, bank or other nominee) are enclosed along with a copy of our Transition Report on Form 10-K for the nine-month period ended December 31, 2012. The notice and proxy statement are first being sent to stockholders on or about April 26, 2013.

        You will find information regarding the matters to be voted on at the meeting in the attached notice and proxy statement.

        Whether or not you plan to attend the 2013 Annual Meeting of Stockholders, it is important that your shares be represented. You may vote your shares by proxy by mailing a completed proxy card or by phone or the Internet by following the instructions provided on the enclosed proxy card or voter instruction form, as applicable.

        We look forward to seeing you at the meeting.

Sincerely,
Thomas Gutierrez President and Chief Executive Officer

20 Trafalgar Square
Nashua, New Hampshire 03063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2013 Annual Meeting of Stockholders of GT Advanced Technologies Inc. will be held on Wednesday, June 5, 2013, at 8:00 a.m., local time, at the offices of Ropes & Gray, LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts. At the 2013 Annual Meeting, we expect stockholders will consider and vote upon the following matters:

  1.
  To elect as directors to the Board of Directors the nine (9) nominees named in the attached proxy statement;

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

  3.
  To conduct an advisory vote on executive officer compensation.

        The stockholders will also act on such other business as may properly come before the 2013 Annual Meeting or any adjournment or postponement thereof.

        Our Board of Directors recommends you vote "FOR": (i) each of the nominees for director named in this proxy statement, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and (iii) our 2012 executive officer compensation.

        You may vote at the 2013 Annual Meeting if you were a stockholder of record at the close of business on April 8, 2013. To ensure that your vote is properly recorded, please vote as soon as possible using the Internet, by phone or by mail, even if you plan to attend the 2013 Annual Meeting. You may still vote in person if you attend the 2013 Annual Meeting. For further details about voting, please refer to the section entitled "About the 2013 Annual Meeting" beginning on page 1 of the attached proxy statement.

        Our Transition Report on Form 10-K for the nine-month period ended December 31, 2012 is being sent with this notice and proxy statement.

IF YOU PLAN TO ATTEND:

        Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 7:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of April 8, 2013 in order to be admitted to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Directions to the 2013 Annual Meeting of Stockholders where you may vote in person, can be found in the Investor Relations section of our website at www.gtat.com.

By Order of the Board of Directors,

Hoil Kim
Vice President, Chief Administrative Officer,
General Counsel and Secretary
April 26, 2013

2013 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

GT ADVANCED TECHNOLOGIES INC.
20 TRAFALGAR SQUARE
NASHUA, NEW HAMPSHIRE 03063

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 5, 2013

        This proxy statement contains important information about the 2013 Annual Meeting of Stockholders of GT Advanced Technologies Inc. This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of GT Advanced Technologies Inc. for use at the 2013 Annual Meeting and at any adjournment of the 2013 Annual Meeting. All proxies will be voted in accordance with the instructions they contain. You may revoke your proxy at any time before it is exercised at the 2013 Annual Meeting by giving our Secretary written notice to that effect, by submitting a later dated proxy or by attending the meeting and voting in person. If you need directions to the 2013 Annual Meeting of Stockholders, please call GTAT's Investor Relations Group at (603) 883-5200 or visit the Investor Relations section of our website at www.gtat.com.

ABOUT THE 2013 ANNUAL MEETING

        References to the "Company," "GTAT," "we," "us" and "our" in this proxy statement mean GT Advanced Technologies Inc. operating through its subsidiaries.

        On April 16, 2012, we amended our amended and restated by-laws to provide that our fiscal year will end on December 31 of each year. Prior to this amendment, our by-laws had provided that our fiscal year ended on the Saturday closest to March 31st of each year. As a result of this change to our fiscal year end, we reported a nine-month transition period consisting of the period from April 1, 2012 to December 31, 2012.

Who is soliciting my vote?

        The Board of Directors of GT Advanced Technologies Inc. (the "Board of Directors" or the "Board") is soliciting your vote at the 2013 Annual Meeting of Stockholders ("2013 Annual Meeting").

What am I voting on?

        You are voting on:

  •
  Proposal 1: Election of the nominees named in this proxy statement to the Board of Directors.

  •
  Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

  •
  Proposal 3: Approval of executive officer compensation (on an advisory basis).

        The stockholders will also act on any other business that may properly come before the 2013 Annual Meeting.

How does the Board recommend that I vote my shares?

        The Board recommends a vote "FOR": (i) each of the nominees for director named in this proxy statement, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and (iii) our 2012 executive officer compensation. Unless you give other instructions on your proxy card or voting instruction form that you return, the persons named as proxy holders will vote in accordance with the recommendation of the Board.

Who is entitled to vote?

        Only stockholders of record at the close of business on April 8, 2013 will be entitled to vote at the 2013 Annual Meeting. As of that date, we had outstanding 119,402,180 shares of our common stock. Each share of common stock is entitled to one vote on each proposal submitted to the shareholders at the 2013 Annual Meeting. There is no cumulative voting.

How many votes must be present to hold the meeting?

        Your shares are counted as present at the 2013 Annual Meeting if you attend the meeting and vote in person or if you return a properly completed proxy by Internet, telephone or mail (or a voting instruction form if you are not the registered owner of your shares). In order for us to convene the 2013 Annual Meeting, holders of a majority of our outstanding shares of common stock as of April 8, 2013 must be present in person or by proxy at the 2013 Annual Meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions and "broker non-votes" (as described below) will be counted as shares present to determine whether a quorum exists to hold the 2013 Annual Meeting, but will not be counted as voting on a particular matter.

What is a "broker non-vote"?

        Under the rules that govern brokers who have record ownership of shares that they hold in a brokerage account for their clients who are the beneficial owners of the shares (which shares are commonly referred to as being held in "street name"), brokers have the discretion to vote such shares on discretionary, or routine, matters but not on non-discretionary, or non-routine, matters. "Broker non-votes" generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. "Broker non-votes," if any, will not be counted in determining whether a majority (or plurality) of the vote of the shares present and entitled to vote have been cast, or whether a matter requiring a majority (or plurality) of the shares present and entitled to vote has been approved.

        As noted above, stockbrokers, banks and other nominees will have discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have discretionary authority with respect to the election of directors or the executive compensation (also referred to as "say on pay") advisory vote. As a result, with respect to all matters other than ratification of the appointment of our independent registered public account firm, if the beneficial owners have not returned a voting instruction form and provided instructions to the stockbroker, bank and other nominee, as applicable, with respect to that matter, those beneficial owners' shares will be included in determining whether a quorum is present but will not be voted and will have no effect on the vote for such matters.

        We encourage you to promptly and accurately complete the voting instruction form provided by your broker so your votes are counted in accordance with your wishes at the 2013 Annual Meeting.

How many votes are needed for the proposal to pass?

        A plurality of the voting power present in person or represented by proxy and entitled to vote at the 2013 Annual Meeting is required for the election of each director. Accordingly, the nine nominees for director identified in this proxy statement who receive the highest number of votes at the 2013 Annual Meeting will be elected. Votes for directors that are withheld and broker non-votes will have no effect on the election of directors.

        Approval of proposal 2 (ratification of Deloitte & Touche LLP as our independent registered public accounting firm) requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2013 Annual Meeting. Proposal 3 (advisory vote on executive compensation) is advisory and therefore there is no vote that is required for approval. For proposal 3, although the vote is non-binding, the Board of Directors and the Compensation Committee value the views of the stockholders and will consider the results when making future compensation decisions for our named executive officers.

What if I vote "WITHHOLD" or "ABSTAIN"?

        In the election of directors, you may vote "FOR" all or some of the nominees or you may vote to "WITHHOLD" with respect to one or more of the nominees. A vote to "WITHHOLD" on the election of directors will have no effect on the outcome.

        For (i) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and (ii) our 2012 executive officer compensation, you may vote "FOR", "AGAINST" OR "ABSTAIN". If you "ABSTAIN", your shares will be counted as present for purposes of determining whether enough votes are present to hold the 2013 Annual Meeting, but a vote to "ABSTAIN" on the ratification of the appointment of the independent registered public accounting firm will have the effect of a vote of "AGAINST".

How do I vote?

        If your shares are registered directly in your name with GTAT's transfer agent, Computershare Shareowner Services LLC, or "Computershare," you are considered, with respect to those shares, the holder of record. You can vote either in person at the meeting or by proxy without attending the 2013 Annual Meeting. Holders of record have three options for submitting their votes by proxy: (1) using the Internet, (2) by phone or (3) by mail. Please follow the voting instructions on your proxy card. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on June 4, 2013.

        If you hold your GTAT stock in "street name", your ability to vote by telephone, by mail or over the Internet depends on your broker's voting process. Please follow the directions on your voter instruction form carefully.

        Even if you plan to attend the 2013 Annual Meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the 2013 Annual Meeting and you hold your shares of GTAT common stock in "street name," you must bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership on the close of business on the record date to be admitted to the meeting and you must obtain a proxy from your broker and bring that proxy to the 2013 Annual Meeting.

Can I change or revoke my vote?

        Yes. You can change or revoke your vote at any time before the polls close at the 2013 Annual Meeting by (1) submitting another timely and later-dated proxy by Internet, telephone or mail, (2) delivering written instructions to our Secretary prior to the meeting, or (3) attending the meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

        If you hold shares in "street name," you must follow the instructions on your voting instruction form to revoke any prior voting instructions.

Who counts the votes?

        We have hired Computershare to count the votes represented by proxies cast by ballot, telephone and the Internet. A representative of Computershare will act as Inspector of Election and will be present at the 2013 Annual Meeting.

What if I return my proxy card or voting instruction form but don't vote for some of the matters listed?

        If you are the record holder of your shares and return a signed proxy card without indicating your vote, your shares will be voted "FOR" (i) each of the nominees for director named in this Proxy Statement, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and (iii) our 2012 executive officer compensation. If you are the beneficial owner of your shares and return a signed voting instruction form without indicating your vote, please see the discussion on "What is a "broker non-vote"?" above.

Can other matters be decided at the 2013 Annual Meeting?

        We are not aware of any other matters that will be considered at the 2013 Annual Meeting. If any other matters are properly presented at the 2013 Annual Meeting, Thomas Gutierrez, Richard Gaynor and Hoil Kim, the named proxies, will vote or act in accordance with their best judgment on such matters.

Who can attend the meeting?

        The 2013 Annual Meeting is open to all GTAT stockholders. If you need directions for the 2013 Annual Meeting, please call GTAT's Investor Relations Department at (603) 883-5200 or visit the Investor Relations section of our website at www.gtat.com. The location for the 2013 Annual Meeting is the offices of Ropes & Gray, LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts. Signs will direct you to the meeting room at Ropes & Gray's facilities and staff will be on hand to direct stockholders to the meeting room. You need not attend the 2013 Annual Meeting to vote.

What happens if the 2013 Annual Meeting is postponed or adjourned?

        Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Can I access the Proxy Statement and Annual Report on the Internet?

        Yes. Our proxy statement and Transition Report to Stockholders are available on our website at http://investor.gtat.com.

Where can I find the voting results?

        We will report the voting results in a Form 8-K within four business days after the end of our 2013 Annual Meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

Certain Information Regarding Directors

        There are nine nominees for election to our Board of Directors this year. Each director is elected annually to serve until the next annual meeting or until such director's successor is elected and qualified or until such director's earlier death, resignation or removal.

        If you are the record holder of your shares and sign your proxy but do not give instructions with respect to voting for directors, your shares will be voted for the nine persons recommended by the Board. If you are the beneficial owner of your shares and sign your voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the nine persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy card or following the instruction on the voting instruction card provided to you.

        The Nominating and Corporate Governance Committee has recommended to the Board the nomination of the nine nominees set forth below, and the Board has nominated the nine nominees set forth below for election at the 2013 Annual Meeting. All of the nominees have indicated to GTAT that they will be available to serve as directors. Each nominee currently serves as a director of GTAT. In the event that any nominee should become unavailable, the named proxies, Thomas Gutierrez, Richard Gaynor and Hoil Kim, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

        Under the rules of the U.S. Securities and Exchange Commission, we are required to disclose that proxies cannot be voted for a greater number of persons than the number of nominees named, in this case nine nominees.

        Set forth below is the principal occupation and other information about the nominees based on information furnished to us by each director. Following each nominee's biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to conclude that each nominee should serve as a director. Information about the number of shares of GTAT common stock beneficially owned by each director appears below under the heading "Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More than Five Percent of Common Stock." There are no family relationships among any of the directors and executive officers of GTAT.

J. Michal Conaway Director Age: 64 Committee Memberships: Audit (Chair), Nominating and Corporate Governance Director since: 2008	J. Michal Conaway has served as a director since May 2008. He is the founder and has served as the Chief Executive Officer of Peregrine Group, LLC, an executive consulting firm, since 2002, and has been providing consulting services since 2000. Prior to 2000, Mr. Conaway held various management and executive positions, including serving as Chief Financial Officer of Fluor Corporation, an engineering, procurement, construction and maintenance services provider. He serves as a director of Quanta Services, Inc., a provider of specialized contracting services, as well as a director of privately-held Enterra Holdings Ltd., which provides consulting services through one of its subsidiaries. Within the last five years, Mr. Conaway also served as a director of InfraSource Services, Inc., specialty contractors servicing electric, natural gas and telecommunications infrastructure, and Cherokee International Corporation, a designer and manufacturer of power supplies for original equipment manufacturing. Mr. Conaway holds an M.B.A. degree from Pepperdine University and is a Certified Public Accountant.

Key Attributes, Experience and Skills:
Mr. Conaway was selected to serve as a director because he has extensive accounting and financial experience, including having served as Chief Financial Officer of multiple public companies, and due to his related operating, financial and strategic experience, and his service on the board of directors of several public and private companies (including service on their Audit Committees).

Kathleen A. Cote Director Age: 64 Committee Membership: Audit Director since: 2012	Kathleen A. Cote has served as a director since March 2012. Ms. Cote was the Chief Executive Officer of Worldport Communications, Inc., a European provider of Internet managed services, from May 2001 to June 2003. From September 1998 until May 2001, she served as President of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies. From November 1996 until January 1998, she served as President and Chief Executive Officer of Computervision Corporation, an international supplier of product development and data management software. Ms. Cote is currently a director of Western Digital Corporation, a provider of computer hard disk drives, and VeriSign, Inc., a provider of Internet infrastructure services. Within the last five years, Ms. Cote also served as a director of Asure Software, Inc. (formerly Forgent Networks, Inc.), a provider of web-based workforce management solutions, and 3Com Corporation, a global enterprise networking solutions provider. Ms. Cote holds an Honorary Doctorate from the University of Massachusetts, an M.B.A. degree from Babson College, and a B.A. degree from the University of Massachusetts, Amherst.

Key Attributes, Experience and Skills:
Ms. Cote was selected to serve as a director because she has numerous years of experience overseeing global companies focused on technology and operations and brings a proven expertise in assisting growing enterprises. In addition, Ms. Cote's financial skills, developed over years with various companies, bring to the Board of Directors a solid understanding of financial statements and financial markets. She has also served on numerous public company boards of directors, including on the audit and governance committees of those boards. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

Ernest L. Godshalk Director Age: 68 Committee Membership: Compensation (Chair) Director since: 2006	Ernest L. Godshalk has served as a director since July 2006. From 1993 until 2012, Mr. Godshalk served as the Managing Director of Elgin Management Group, a private investment company. From February 2001 until he retired in December 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a supplier of semiconductor manufacturing equipment. He is also a director of Hittite Microwave Corporation, which provides integrated circuits, modules and systems for technically demanding radio frequency, microwave and millimeterwave applications. Within the last five years, Mr. Godshalk also served as a director of Verigy Ltd., a provider of test systems and solutions to the semiconductor industry. Mr. Godshalk is a graduate of Yale University and Harvard Business School, and is a Board Leadership Fellow of the National Association of Corporate Directors.

Key Attributes, Experience and Skills:
Mr. Godshalk was selected to serve as a director for his experience in management, accounting and finance, his extensive knowledge of our industry that was gained from his employment as a senior operating executive and chief financial officer of public companies engaged in businesses similar to ours, his experience as a director of other public companies, as well as his educational background.

Thomas Gutierrez Director Age: 64 Director since: 2009	Thomas Gutierrez was appointed our President and Chief Executive Officer and a director in October 2009. He served as Chief Executive Officer and a member of the board of directors of Xerium Technologies Inc., a company that develops, manufactures and markets technically advanced synthetic textiles, from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez also served as Chief Executive Officer of Invensys Power Systems, a provider of power control and energy storage products, systems and services for industrial applications. Mr. Gutierrez has extensive international experience in product development, manufacturing, marketing and sales. Mr. Gutierrez has also held various positions with Pulse Engineering from 1992 to 1994, Pitney Bowes, Inc. from 1985 to 1992 and Motorola, Inc. from 1981 to 1984. Mr. Gutierrez currently serves on the board of directors of Verso Paper Corp., a provider of coated papers, and PhytoChem Pharmaceuticals, a pharmaceutical company he founded. Within the last five years, Mr. Gutierrez also served as a director of Veeco Instruments Inc., a global provider of process equipment solutions for data storage, LED, solar and other advanced manufacturers, a director of Comverge, Inc., a provider of clean energy alternatives, and a director of Xerium Technologies, Inc. He received his BSc. degree in Electrical Engineering from Florida Institute of Technology.

Key Attributes, Experience and Skills:
Mr. Gutierrez was selected to serve as a director for his extensive international experience in product development, manufacturing, marketing and sales in the energy storage industry and other related industries and his service as a director of a public company. Mr. Gutierrez's training and established leadership skills, including having served as Chief Executive Officer of a public company, enable him to provide operational, strategic and financial guidance.

Matthew E. Massengill Chairman of the Board Age: 52 Committee Memberships: Nominating and Corporate Governance (Chair) Director since: 2008	Mr. Massengill has served as a director since September 2008 and as Chairman of the Board since November 2010. Mr. Massengill served as Chairman of the Board of Western Digital Corporation, a provider of computer hard disk drives, from November 2001 to March 2007. Mr. Massengill served as President and Chief Executive Officer of Western Digital Corporation from January 2000 to October 2005. Mr. Massengill currently serves as a director of Western Digital Corporation and MicroSemi Corporation, an integrated circuits and semiconductor manufacturing company. Within the last five years, Mr. Massengill also served as a director of Conexant Systems, Inc., which designs, develops and sells semiconductor system solutions, and ViewSonic Corporation, a global provider of LCD and CRT display products. Mr. Massengill holds a B.S. in engineering from Purdue University.

Key Attributes, Experience and Skills:
Mr. Massengill was selected to serve as a director because he has technical training and over 20 years business and leadership experience in the technology industry, including service as the Chief Executive Officer of a public company in the technology industry and service on the boards of directors of several public companies.

Mary Petrovich Director Age: 50 Committee Memberships: Compensation Director since: 2011	Ms. Petrovich has served as a director since May 2011. Since June 2011, Ms. Petrovich has been serving as a senior advisor to the Carlyle Group and American Security Partners, both private equity firms. From December 2008 through June 2011, Ms. Petrovich served as General Manager of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components. Ms. Petrovich served as Chairman and Chief Executive Officer of AxleTech International from 2001 through December 2008, at which time the company was sold to General Dynamics. Prior to joining AxleTech, in 2000, Ms. Petrovich was President of the Driver Controls Division of Dura Automotive, a designer and manufacturer of driver control systems. Ms. Petrovich is also a director of Woodward, Inc., an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment, Modine Manufacturing Company, a diversified global leader in thermal management technology and solutions and WABCO Holdings Inc., a supplier of electronic, mechanical and mechatronic products for commercial truck, trailer, bus and passenger car manufacturers. Ms. Petrovich holds a B.S. in Industrial and Operations Engineering from the University of Michigan, and an MBA from Harvard Business School.

Key Attributes, Experience and Skills:
Ms. Petrovich was selected as a director due to her extensive experience with operating and leading large industrial organizations, including service as the Chief Executive Officer in the industrial design and manufacturing industry and service on the boards of directors of several public companies. In addition, Ms. Petrovich brings a wealth of experience in mergers, acquisitions and the integration of acquired businesses. This experience, together with her operational experience with Six Sigma lean manufacturing techniques and supply chain management, and her experience in evaluating new business opportunities, provides the Board with valuable perspective.

Robert E. Switz Director Age: 66 Committee Memberships: Audit, Nominating and Corporate Governance Director since: 2011	Mr. Switz has served as a director since May 2011. Mr. Switz served as a director, President and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of network infrastructure products and services, from 2003 to 2010, and as its Chairman from 2008 to 2010. Mr. Switz served as ADC's Chief Financial Officer as well as Executive Vice President from 1994 to 2003. Mr. Switz also served as President and Chief Financial Officer of ADC's former Broadband Access and Transport Group from November 2000 to April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision micro-electronics, including as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Broadcom Corporation, a manufacturer of semiconductor solutions for wired and wireless communications, Micron Technology, Inc., a manufacturer of advanced memory and semiconductor technology and Leap Wireless International, Inc., a provider of wireless communications services. During the past five years, Mr. Switz also served on the board of directors of ADC Telecommunications, Inc. Mr. Switz holds a B.S. in Marketing/Economics from Quinnipiac University and an MBA in Finance from the University of Bridgeport.

Key Attributes, Experience and Skills:
Mr. Switz was selected as a director due to his extensive operations, finance and international experience in the technology industry, including service as a Chief Executive Officer of a large and growing organization. Mr. Switz also offers in-depth expertise in finance and accounting, both due to his tenure as a Chief Financial Officer and service as an Audit Committee financial expert with another public company. Mr. Switz also brings considerable directorial and governance experience through his past service on the board of directors of public companies.

Noel G. Watson Director Age: 76 Committee Memberships: Compensation Director since: 2008
Noel G. Watson has served as a director since November 2008. Mr. Watson is the Chairman of the Board of Jacobs Engineering Group Inc., a provider of technical, professional and construction services, a position he has held since 2006. Mr. Watson served as Chief Executive Officer of Jacobs Engineering Group Inc. from November 1992 to April 2006 and as President of Jacobs Engineering Group Inc. from 1987 to July 2002. Mr. Watson holds a B.S. in chemical engineering from the University of North Dakota.

Key Attributes, Experience and Skills:
Mr. Watson was selected to serve as a director for his technical training, leadership experience and service on the other boards of directors for other companies, including service as the Chief Executive Officer of a public company.

Thomas Wroe, Jr. Director Age: 62 Committee Memberships: Compensation Director since: 2013	Thomas Wroe, Jr. has served as a director since February 2013. Mr. Wroe has served as Chairman of the Board of Sensata Technologies Holdings N.V., a mission-critical sensor and control manufacturer, since March 2010, and served as its Chief Executive Officer from March 2010 to December 2012. From June 2006 to March 2010, Mr. Wroe served as Chief Executive Officer and director of its principal operating subsidiary, Sensata Technologies, Inc. and as Chairman of the Board since 2006. From June 1995 to June 2006, Mr. Wroe served as the President of the Sensors & Controls business of Texas Instruments Incorporated, a global semiconductor design and manufacturing company, and as a Senior Vice President of Texas Instruments Incorporated from March 1998 to June 2006. Mr. Wroe also serves on the board of directors of Chase Corporation, a manufacturer of industrial coatings and tapes for high reliability applications with a global customer base operating in diverse market sectors.

Key Attributes, Experience and Skills:
Mr. Wroe's strong executive experience, including as chief executive of a large public company, provides a well-rounded global perspective. He has experience in the oversight of complex operations and engineering, acquisitions and integration, manufacturing and customer relations, and offers additional business development expertise to the Board.

        Mr. Wroe was appointed to our Board of Directors in February 2013. The procedures used to identify and appoint Mr. Wroe were consistent with the process described below under "Corporate Governance—Nominating and Corporate Governance Committee Processes for Identifying Director Nominees." Mr. Wroe was identified through a third-party search firm, Korn/Ferry International. Mr. Wroe is nominated for re-election to the Board of Directors.

Vote Required

        The nine persons named in this Proxy Statement receiving the highest number of "FOR" votes represented by shares of GTAT common stock present in person or represented by proxy at the 2013 Annual Meeting will be elected.

Recommendation

        The Board of Directors recommends that you vote "FOR" the election of each of the nine nominees identified above.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        In August 2009, our Nominating and Corporate Governance Committee adopted corporate governance guidelines, which include guidelines for determining director independence and qualifications for directors, and are published on the Company's website (www.gtat.com) under the Corporate Governance section of the Investor Relations page. In March 2013, the Corporate Governance Guidelines were amended to provide for processes for reviewing Board committee assignments and Board committee chair positions with a view towards balancing director experience and interest, committee continuity and needs, and evolving legal and regulatory considerations. Our Corporate Governance Guidelines, as amended, provide that directors should not be nominated for election to the Board after their 73rd birthday, although the Board may nominate candidates over age 73 if the Board deems appropriate in the stockholders' best interests and GTAT's best interests. Mr. Watson, a current director who is being nominated for reelection to the Board at the 2013 Annual Meeting, has reached the age of 76. Mr. Watson has served as a director since 2008, and is a key board member with strong management and industry experience. As a result, the Board has determined that it is appropriate and in our stockholders' and our best interests to nominate Mr. Watson for an additional one-year term.

Board Leadership Structure

        Matthew E. Massengill has served as Chairman of our Board of Directors since November 2010. Including Mr. Massengill, our Board has eight independent directors. Thomas Gutierrez, who has served as our President and Chief Executive Officer (CEO), is also a member of our Board of Directors. Mr. Gutierrez has served in these positions since October 2009.

        We believe that our current leadership structure has been effective for GTAT. We believe that having different individuals serve as CEO and Chairman of the Board and having independent chairs for each of our board committees provides an effective form of leadership for GTAT. Our President and CEO is responsible for managing the Company and, based on feedback we have received, we believe he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for GTAT. The Chairman of the Board, in comparison, provides leadership on corporate governance and matters relating to Board deliberations. Each of the committee chairs performs a similar leadership role with regard to each committee.

        Our Board has three standing independent committees with separate chairs—the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Our corporate governance guidelines provide that our non-management directors will meet in executive session regularly, and after each executive session a designated director will update the CEO on the key items discussed. These guidelines further provide that directors participating in the executive sessions may make recommendations for consideration by the full Board.

Risk Oversight

        We believe that our President and CEO, together with the Chairman of the Board, the independent committees and the full board of directors, provides effective oversight of the risk management function. Our full Board regularly engages in discussions of risk management and receives reports on business, regulatory, operational and other risks from our officers, employees and our advisors. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives periodic reports from the appropriate "risk owner" within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. Our Board also provides direction on mitigating the risks identified by management, employees and external advisors. Each of our Board committees also considers the risks to our operations and business within its area of responsibilities. For example:

  •
  financial reporting risks are typically addressed in the Audit Committee through review of internal audits, reviewing the services provided by the independent auditor, the independence of such auditors, committee agenda items, ethics and whistleblower updates and other discussions (in addition, the Audit Committee and Board regularly review information regarding our liquidity and operations, as well as the risks associated with each);

  •
  in consultation with our independent executive compensation consultants, our Compensation Committee reviews executive compensation and retention risks as part of its on-going executive compensation review and individual compensation discussions; and

  •
  Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance (In addition, the full Board of Directors annually reviews executive succession planning and development).

Board Diversity

        Our Board does not have a specific diversity policy, but it, and the Nominating and Corporate Governance Committee, considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Our Company believes that diversity is important because a variety of experiences and points of view contributes to a more effective decision-making process. In March 2012, the Board appointed Kathleen A. Cote as its second female board member.

Board Composition

        Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of nine members. Any additional directorships resulting from an increase in the number of directors or any vacancies may only be filled by a vote of the majority of the directors then in office. The term of office for each director will be until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. Elections for all directors will be held annually.

Director Independence

        The Board has determined that each of the directors, other than Mr. Gutierrez, qualifies as "independent" as the term independence is defined by Rule 5605(a)(2) of the NASDAQ Stock Market LLC, or NASDAQ, Marketplace Rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ Marketplace Rules.

        Our Board of Directors held ten meetings in the nine-month transition period ended December 31, 2012. Each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served.

        Recognizing that director attendance at the Annual Meeting can provide our stockholders with an opportunity to communicate with Board members about issues affecting GTAT, we encourage our directors to attend the annual meeting of stockholders. All of the directors serving at the time of the 2012 Annual Meeting attended and were present at the 2012 Annual Meeting.

 Committees of the Board of Directors

        We currently have an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Audit Committee and the Nominating and Corporate Governance Committee each currently consist of three persons. The Compensation Committee currently consists of four persons. All of the members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are "independent" as defined by the NASDAQ Marketplace Rules. All of the members of our Audit Committee are "independent" as defined by the rules of the Securities and Exchange Commission, or SEC, with respect to Audit Committee membership. The composition of the Audit Committee is also consistent with the requirements of Rule 5605(c)(2) of the NASDAQ Marketplace Rules

        The following table shows the current membership of the three standing board committees.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
J. Michal Conaway	X	*			X
Kathleen A. Cote	X
Ernest L. Godshalk			X	*
Thomas Gutierrez
Matthew E. Massengill					X	*
Noel G. Watson			X
Mary Petrovich			X
Robert E. Switz	X				X
Thomas Wroe, Jr.			X

*
Committee Chair

Audit Committee

        The Audit Committee consists of Messrs. Conaway (Chair), and Switz and Ms. Cote. Mr. Massengill served on the Audit Committee from November 2011 to May 2012. Ms. Cote joined the Audit Committee in March 2012. The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of GTAT's financial statements and its financial reporting process, (ii) the systems of internal accounting and financial controls, (iii) the performance of our independent auditor, (iv) the independent auditor's qualifications and independence, and (v) our compliance with legal and regulatory requirements.

        The Audit Committee is responsible for, among other things:

  •
  selecting, retaining and terminating the independent auditors, establishing the compensation for the independent auditors and resolving disputes between management and the independent auditors regarding financial reporting;

  •
  discussing with the auditor the overall scope of the audit and the plan for its audit;

  •
  annually reviewing the independent auditors' report describing the auditing firms' internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm;

  •
  discussing the annual audited financial statements and quarterly financial statements with management and the independent auditor;

  •
  discussing earnings press releases, as well as financial information and earnings guidance;

  •
  discussing with management and the independent auditors policies with respect to the adequacy and effectiveness of our accounting and financial controls, including our policies and procedures to assess, monitor and manage risk of financial misstatements or deficiencies in internal controls, and legal and ethical compliance programs;

  •
  periodically meeting separately with management, internal auditors and the independent auditor;

  •
  reviewing with the independent auditor any audit problems or difficulties and management's response;

  •
  handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time; and

  •
  reporting regularly to the full Board of Directors.

        Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Messrs. Conaway and Switz and Ms. Cote, who are the current members of the Audit Committee, meet the requirements for an "audit committee financial expert" as defined by the rules of the SEC.

        The specific responsibilities and functions of the Audit Committee are identified in the Audit Committee's Charter, a copy of which is posted on our website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. The Audit Committee met seven times during the nine-month transition period ended December 31, 2012.

Compensation Committee

        The Compensation Committee consists of Messrs. Godshalk (Chair), Watson and Wroe, and Ms. Petrovich. Mr. Wroe joined the Compensation Committee in February 2013. The Compensation Committee is responsible for:

  •
  reviewing executive compensation policies, plans and programs;

  •
  reviewing and approving the compensation of our executive officers;

  •
  reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

  •
  reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters;

  •
  administration of equity incentive plans;

  •
  reviewing other incentive compensation plans, if any;

  •
  establishing compensation for our directors; and

  •
  such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

        The specific responsibilities and functions of the Compensation Committee are identified in the Compensation Committee's Charter, a copy of which is posted on our website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. The Compensation Committee met eleven times during the nine-month transition period ended December 31, 2012.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of Messrs. Massengill (Chair), Conaway and Switz. The Nominating and Corporate Governance Committee assists the Board of Directors in (i) identifying individuals qualified to become members of our Board of Directors consistent with criteria set by our Board and (ii) developing our corporate governance principles. The Nominating and Corporate Governance Committee is responsible for:

  •
  evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our board committees;

  •
  establishing a policy for considering stockholder nominees for election to our Board of Directors;

  •
  evaluating and recommending candidates for election to our Board of Directors;

  •
  overseeing the performance and self-evaluation process of our Board of Directors and developing continuing education programs for our directors;

  •
  developing our corporate governance principles and providing recommendations to the Board regarding possible changes; and

  •
  periodically reviewing and recommending to the Board of Directors for approval the Code of Conduct Policy, Code of Ethics for Senior Financial Officers Policy, Insider Trading Policy, and Related Party Transaction Policies and Procedures.

        The specific responsibilities and functions of the Nominating and Corporate Governance Committee are identified in its Charter, a copy of which is posted on our website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. The Nominating and Corporate Governance Committee met three times during the nine-month transition period ended December 31, 2012.

Code of Ethics for Senior Financial Officers

        We have adopted a code of ethics that applies to our principal executive, financial and accounting officers and all persons performing similar functions. The code of ethics for senior financial officers is published on the Company's website (www.gtat.com) the heading "Investors—Corporate Governance." A printed copy of this Code may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. If we waive any material provisions of our code of ethics for senior financial officers or substantively change this code, we will disclose that fact on our website (www.gtat.com).

Limitation on Additional Board and Board Committee Service

        Pursuant to our Corporate Governance Guidelines, there are restrictions on the number of other boards of directors on which our directors may serve. Directors who serve as chief executives of public companies may not serve on more than two other boards of a public company, and other directors may not serve on more than five other boards of public companies in addition to the Company's Board. The Corporate Governance Guidelines also provide that the members of the Audit Committee should not serve on more than two additional audit committees of public companies. Current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director's service on the Company's Board. The Audit Committee Charter also provides that a member of the Audit Committee may serve on the audit committees of other public companies, unless the Board determines that such concurrent service would impair the ability of such member to serve effectively on our Audit Committee.

Compensation Committee Interlocks and Insider Participation

        Members of our Compensation Committee during the Transition Period were Messrs. Godshalk and Watson and Ms. Petrovich.

        No member of our compensation committee is an officer or employee, nor has any member been an officer or employee at any prior time. There are no interlocking relationships between any of our executive officers and our Compensation Committee, on the one hand, and the executive officers and Compensation Committee of any other companies, on the other hand.

Code of Conduct

        We have adopted a Code of Conduct, a code of ethics that applies to all of our employees and directors, including the Chief Executive Officer, the Chief Financial Officer and other senior financial officers. The Code of Conduct is published on the Company's website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. If we waive any material provisions of our Code of Conduct with respect to our principal executive officer, principal financial officer, principal accounting officer or controller, or substantively change the Code of Conduct, we will disclose that fact on our website.

Communications with the Board

        Stockholders or other interested parties wishing to communicate with the Board, non-management directors or any individual director may contact the Board or individual directors by writing to the Board or individual directors, c/o Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. Our Secretary distributes communications to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which GTAT tends to receive repetitive or duplicative communications.

Nominating and Corporate Governance Committee Processes for Identifying Director Nominees

        The Nominating and Corporate Governance Committee will consider as potential nominees to become members of our Board of Directors individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors for consideration by the stockholders, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our By-Laws and described under "Other Information—Stockholder Proposals and Director Nominations."

        The Nominating and Corporate Governance Committee identifies candidates for election to the Board of Directors, reviews their skills, characteristics and experience and recommends nominees for director to the Board for approval. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board.

We believe that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. The Nominating and Corporate Governance Committee has identified collectively desirable attributes and experiences of all of the Board members taken together. Desirable experience for Board members includes experience in the areas of: (i) management; (ii) strategic planning; (iii) accounting and finance; (iv) domestic and international markets; (v) corporate governance; (vi) industrial equipment manufacturing; and (vii) the solar and LED industries sufficient to provide sound and prudent guidance about GTAT's operations and interests.

        Desirable personal attributes for prospective Board members include (i) the judgment, strength of character, reputation in the business community, ethics and integrity of the individual; (ii) record of accomplishment in leadership roles; (iii) the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of our business; (iv) the fit of the individual's skills and personality with those of the other Board members; (v) the individual's ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and other commitments, including, but not limited to, the number of boards of directors of other public companies on which he or she serves; and (vi) the independence of the individual.

        The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of GTAT or by a stockholder. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board. During the nine-month transition period ended December 31, 2012, the Company paid $63,097 to Korn/Ferry International in connection with filling vacancies on our Board of Directors.

Family Relationships

        There are no family relationships among any of our executive officers or directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Introduction

        On April 16, 2012, we amended our amended and restated by-laws to provide that our fiscal year will end on December 31 of each year. Prior to this amendment, our by-laws had provided that our fiscal year ended on the Saturday closest to March 31st of each year. As a result of this change to our fiscal year end, we reported a nine-month transition period consisting of the period from April 1, 2012 to December 31, 2012. We refer to the nine-month transition period ended December 31, 2012 as the Transition Period. This report describes the compensation program for GT Advanced Technologies' named executive officers ("NEOs") for the Transition Period, who are:

  •
  Thomas Gutierrez—President and Chief Executive Officer

  •
  Richard Gaynor—Vice President and Chief Financial Officer

  •
  Daniel W. Squiller—Chief Operating Officer

  •
  David W. Keck—Executive Vice President, Worldwide Sales and Services

  •
  Jeffrey J. Ford—Vice President of Business Development, DSS Business

  Executive Summary

        The Company continued to place significant emphasis on pay-for-performance in the Transition Period. The following are the key executive compensation and business highlights in connection with our 2012 executive compensation:

  Key Decisions and Modifications to the Compensation Program

  •
  The amount of compensation actually earned by the President and Chief Executive Officer closely tracked Company performance and changes in total stockholder return ("TSR") over fiscal 2010, fiscal 2011, fiscal 2012 and the Transition Period (base salary has been annualized for the Transition Period to allow for meaningful comparison). The following chart compares, for these periods, actual compensation (as defined below) realized by our CEO to the Company's total shareholder return (as discussed in more detail on pages 27 and 28).

 CEO Compensation vs. TSR Performance

  •
  Total Actual CEO compensation for the Transition Period (based on annualized base salary for the Transition Period) was approximately $6.2 million less than the total amount reported in the Summary Compensation Table for the Transition Period and was $5.7 million less than Total Actual CEO compensation reported for fiscal 2012.

  •
  No cash bonus was paid to any of the NEOs (other than Messrs. Keck and Squiller) due to the fact that the Company did not achieve the financial performance metrics for the Transition Period. Messrs. Keck and Squiller were paid pursuant to contractual agreements (as described below).

  •
  Performance share units ("PSUs") granted in fiscal 2011 that were eligible for vesting in March 2013 are not expected to be earned because the target performance goals will likely not be satisfied.

  •
  PSUs were awarded during the Transition Period based on financial performance for the two-year period ending December 31, 2013.

  •
  Base salaries for NEOs were frozen for the Transition Period. In addition, the President and Chief Executive Officer's base salary was frozen for 2013. This is the second consecutive year that the base salary for the President and Chief Executive Officer has remained unchanged.

  •
  A greater share of overall NEO direct compensation was in the form of equity than in fiscal 2012, and the Company maintained its program under which a significant portion of equity compensation is subject to achievement of performance-based metrics in order to be earned.

  Financial Highlights

  •
  Demand for our polysilicon and PV products and services are driven by end-user demand for solar power and demand for our sapphire products are driven by end-user demand for sapphire material, LED-quality material in particular. In each of our three business segments, the end-user demand for the output of our equipment has either declined substantially or supply has surpassed demand, particularly during the Transition Period.

  •
  Transition Period financial results were negatively impacted by significant one-time charges totaling $164.8 million.

  •
  For the Transition Period, the Company had revenue of $380 million, net loss from operations of $147 million and diluted earnings per share of ($1.20), all of which reflect the challenges that are being experienced in the polysilicon, solar and LED industries.

  •
  Gross margin decreased to approximately 14% during the Transition Period. Gross margins during the Transition Period were materially and adversely impacted by significant one-time charges taken in the Transition Period.

  •
  Management continued its efforts to diversify the Company's business. In calendar year ended December 31, 2009, 100% of revenues were attributable to the sale of solar-related equipment and services. In the calendar year ended December 31, 2012, 70% of revenues were attributable to the sale of solar-related equipment and services and 30% were attributable to the sale of sapphire equipment and materials.

  •
  The Company continued to make significant investment in advancing its future product lines and further diversifying its offerings and applications.

  Compensation Best Practices Adopted by Company

        We also continue to implement and maintain best practices in the design and governance of our executive compensation program. These practices include the following:

  •
  Company prohibits the repricing of stock options without prior stockholder approval.

  •
  Company prohibits the payment of dividends on a performance equity award until the award is actually earned.

  •
  Company has a clawback policy covering executive officers.

  •
  Company does not include excise tax gross-ups in change in control termination benefits, and equity awards have double-trigger vesting.

  •
  Company has stock ownership guidelines that apply to the executive officers and directors requiring them to hold shares of the Company's common stock.

  •
  Company also has prohibitions on hedging or pledging Company shares.

  Performance Overview

        As management had expected, soft demand and overcapacity in the polysilicon, photovoltaic and sapphire markets, persisted throughout calendar year 2012, resulting in decreased revenues, gross margins, net income and fully diluted earnings per share for the calendar year ended December 31, 2012 as compared to the calendar year ended December 31, 2011. As shown in the following charts, while calendar year 2011 was a record calendar year for GTAT, industry-wide challenges negatively impacted results for calendar year 2012.

        When compared with a group of companies consisting of all leading publicly-traded equipment suppliers in the solar and LED industries and global solar companies identified below (the "Performance Peer Group"), the following reflects the Company's performance with respect to profitability and return on invested capital (ROIC) for the periods identified below.

(1)
The information in these tables were derived from a database created and operated by an independent third party. Results for Centrotherm Photovoltaics AG and Suntech Power Holdings Co., Ltd. reflect return on invested capital and operating margin for the twelve months ended March 30, 2012 (not December 31, 2012), which are the most recent publicly available results for both companies.

(2)
Return on invested capital and operating margin results as reported in the foregoing tables for GTAT include one-time charges totaling $164.8 million incurred by GTAT in the calendar year ended December 31, 2012.

        The Performance Peer Group consists of the following companies:

• Advanced Metallurgical Group N.V.	• MEMC Electronic Materials, Inc.
• Aixtron SE	• Meyer Burger Ltd.
• Amtech Systems, Inc.	• OC Oerlikon Corporation AG
• Canadian Solar Inc.	• RenaSola Ltd.
• Centrotherm Photovoltaics AG	• Rubicon Technology, Inc.
• China Sunergy Co., Ltd.	• SunPower Corporation
• First Solar, Inc.	• Suntech Power Holdings Co., Ltd.
• Hanwha SolarOne Co., Ltd.	• Trina Solar Limited
• JA Solar Holdings Co., Ltd.	• Veeco Instruments Inc.
• LDK Solar Co., Ltd.	• Yingli Green Energy Holding Company Limited
• Manz AG

        While most of the companies in the Performance Peer Group are not included in the compensation peer group discussed on pages 36 and 37 (primarily because they are non-US companies for which compensation data is not available and compensation practices are not comparable), this group includes all leading publicly-traded equipment suppliers to the solar and LED industries and global solar companies. Due to the commonality of markets served and geographical distribution of the revenue base, we believe this is the appropriate and most relevant peer group for comparing the Company's financial performance. The Performance Peer Group is consistent with that presented in connection with the 2012 Annual Meeting.

        In the calendar year ended December 31, 2012, we took actions to better align the business with current and expected market conditions which impacted our performance, including with respect to our Performance Peer Group. These actions resulted in one-time charges totaling approximately $165 million including the following non-cash charges: $71.8 million for the write down of inventory and related charges, primarily related to DSS inventory as a result of prevailing poor PV market conditions; $57.0 million of charges related to the impairment of goodwill related to the PV business, $30.3 million of asset impairment charges related to the workforce reduction and idling of the St. Louis facility; and $2.5 million of charges primarily related to certain sapphire materials assets acquired with the acquisition of the business which are now obsolete and a cash-charge of $3.1 million for restructuring related to the workforce reduction announced in October 2012 and the idling of the St. Louis pilot manufacturing facility. These one-time charges had a significant impact on our results and, excluding these one-time charges, the Company's performance with respect to profitability and investment-return metrics would have been significantly better for the calendar year ended December 31, 2012.

        Although the Compensation Committee relies on financial performance measures that in its view drive long-term shareholder value, it should be noted that the Company's total shareholder return ("TSR") performance with respect to the Performance Peer Group was in the bottom quartile for the most recent one-year period and in the top quartile for the most recent three-year period, which reflects the significant and prolonged headwinds experienced by equipment manufacturers in the solar and LED industries in the last year.

        Management was able to execute on its earlier strategic initiatives to enable us to obtain the results we did despite the significant market challenges affecting the end-markets for our equipment and materials. For example, approximately 30 percent of revenue in calendar year 2012 came from our sapphire business, which we launched in 2011 with the successful acquisition of Crystal Systems. This compares to calendar 2009 during which solar accounted for 100 percent of our business. The Company's sapphire business, as of December 31, 2012, generated approximately $1 billion in net bookings and delivered over $279 million of revenue since the acquisition in 2010, a noteworthy result given the approximately $75 million cost of its acquisition.

        Management took additional significant strategic steps during and following the Transition Period that we believe will position our business for improved financial performance when the industries we serve begin to experience growth. Among these initiatives are:

  •
  Our HiCz™ equipment offering, which we made significant investments in during the Transition Period, targets increased efficiencies in solar cells. We expect to bring our HiCz™ to market in 2014.

  •
  Our Silicon Carbide (SiC) systems directed at the power electronics market, a market where, we believe, there are currently no capable suppliers of merchant SiC furnaces. We expect to bring our SiC solution to market in 2013.

  •
  Our HVPE gallium nitride (GaN) technology, which will be directed at the growing LED market and also has potential application in power electronics.

  •
  Our Hyperion™ R&D initiative, which could have application in several markets including solar, SiC and sapphire.

        In addition, we grew our research and development investment in calendar year 2012 by approximately 65 percent over calendar year 2011 levels, during a time when many peers retrenched from investing in their future. This reflects our continued funding of several important growth and diversification programs such as the development of our HiCz equipment offering, which is based on technology obtained in connection with our acquisition of Confluence Solar in 2011.

        Finally, as noted above, management recognized the on-going challenges the business is confronted with and, in response, took several steps to restructure the Company and manage the balance sheet. Management reduced the overall workforce by approximately 25 percent; idled the St. Louis HiCz pilot manufacturing facility; and completed a convertible debt offering with net proceeds of $196 million.

        These actions are intended to drive the growth of the Company and stabilize financial performance while the solar industry passes through a very difficult stage in its development and the LED industry continues to suffer from oversupply.

        We also strengthened and restructured our management team to be better positioned to meet the demands of a more diversified and global business. In light of our strategic plan to drive future growth, we have made significant investments in the management and technical talent necessary to achieve our goals, including the addition of Daniel Squiller as the Chief Operating Officer. Mr. Squiller brings years of executive management experience to GTAT.

Transition Period Performance-Based Compensation

        Due to the fact that our financial results for the Transition Period were below the aggressive targets established by the Compensation Committee, the Company did not achieve the Basic Net Income Per Share (as defined below) target established by the Committee necessary for triggering cash bonuses under the Company's 162(m) Performance Incentive Plan (the "162(m) Plan") for the Transition Period and we expect that we will not have achieved the Incentive Operating Income (as defined below) goals for the twelve-month period ended March 2013 for the executives to earn the second tranche of the PSU awards granted in June 2011 under the GT Advanced Technologies Inc. 2011 Equity Incentive Plan (the "2011 Equity Plan") (the first tranche of such PSU awards did not vest due to the fact that the Company did not achieve the Incentive Operating Income goals for the twelve-month period ended March 2012).

        Under the 162(m) Plan, in order for any cash bonus payment to be made to the participants in the 162(m) Plan for the Transition Period, the Company was required to achieve Basic Net Income Per Share of $0.45 or greater for the nine-month period ended December 31, 2012. Basic Net Income Per Share for the nine-month period ended December 31, 2012 was significantly below this target amount and therefore no cash bonus payment for the Transition Period was paid to the NEOs. The shortfall in Basic Net Income Per Share was due largely to the decrease in revenue attributable to the photovoltaic business, particularly as a result of the decreased demand for DSS furnaces, while the Company's expenses increased, particularly as the Company continued to make significant investments in its research and development efforts aimed at positioning the Company for growth once the markets we serve rebound.

        The Incentive Operating Income performance target for the second tranche of the fiscal 2011 PSU awards ($324.6 million for the twelve-month period ended March 30, 2013, which was equal to a 10% increase over fiscal 2012 Incentive Operating Income) is not expected to be achieved for the same reasons. The first tranche of the fiscal 2011 PSU awards also were not earned at that time. These PSU awards do not allow for payouts for below-target performance. As a result, the one-third portion of the fiscal 2011 PSU award based on performance for the twelve-month period ended March 30, 2013, is not expected to be earned, but has the opportunity to be earned in a later year if the Company achieves a compounded annual growth rate of 12% in Incentive Operating Income performance over the three-year performance period.

        During the Transition Period, the Company issued PSU awards to the NEOs which may be earned based upon the Company achieving aggressive Incentive Net Income (as defined below) targets for the two-year period ending December 31, 2013.

        The Company's compensation program emphasizes variable, performance-based compensation that promotes the achievement of short-term and long-term business objectives aligned with the Company's business strategy. The following chart and table compare fiscal year 2012, 2011, 2012 and calendar year 2012 actual compensation (as defined below) realized by our CEO to compensation reported in the Summary Compensation Table, both as compared to the Company's TSR. Because the Transition Period included only nine-months (and fiscal 2010, 2011 and 2012 included full twelve months), for the purposes of the following chart and table, the CEO's base salary for the Transition Period has been annualized in order to allow for a meaningful comparison to fiscal 2010, 2011 and 2012. This information is not a substitute for the Summary Compensation Table. Compensation reported in the Summary Compensation Table is determined under SEC rules, which are based on accounting values for equity awards and do not necessarily reflect actual realized compensation based on Company operating and stock price performance. Actual compensation includes all of the categories in the Summary Compensation Table, except that actual value realized from vested stock awards and exercised options and the annual change in value of unvested stock awards and unexercised options are included rather than accounting (grant date) values of equity awards. The Committee believes actual compensation more effectively demonstrates the close alignment of the compensation program with Company performance and Company total shareholder return (or TSR).

Pay and Performance Alignment
CEO Total Actual Compensation and Summary Compensation Table ("SCT")
Compensation vs. Annual TSR

CEO Compensation vs. TSR Performance

CEO Pay vs. Performance	Fiscal 2010(1)	Fiscal 2011	Fiscal 2012	Transition Period(2)
Total Actual Compensation	$3,286,867	$12,015,506	$3,074,562	$(2,583,182)
Total SCT Compensation	$5,592,280	$4,731,518	$6,359,269	$3,578,866
TSR %	-22%	100%	-21%	-63%

(1)
Fiscal 2010 salary reflects annual rate to adjust for mid-year hire.

(2)
Transition Period base salary reflects annualized rate to adjust for the nine month transition period ended December 31, 2012 in order to allow for meaningful comparison to fiscal 2010, 2011 and 2012. Negative Total Actual Compensation for the CEO during the Transition Period was primarily attributable to the $4.5 million decline in value of unexercised and unvested equity awards between the April 1, 2012 and December 31, 2012.

Impact of 2012 Say on Pay Vote

        Company stockholders voted in favor of the Company's executive compensation, or say on pay, proposal at the 2012 Annual Meeting.

        In connection with the 2012 Annual Meeting, the Company expanded its shareholder outreach program to engage more actively with investors in connection with the annual meeting (a process that we will continue in connection with the 2013 Annual Meeting). This outreach program resulted in discussions with both U.S.-based and internationally-based investors representing approximately 33% of our outstanding shares. The feedback received in these discussions was generally positive. Some investors offered suggestions for improvements in our executive compensation program. For example, some indicated a preference for even greater emphasis on performance in making compensation decisions. In addition, some expressed a desire for equity awards to be more closely tied to stock price.

        These discussions with our investors were reported to and evaluated by the Compensation Committee and the full Board. Following consideration of these discussions, as well as the voting results from the 2012 Annual Meeting, the Committee concluded that the executive compensation program could be improved. The following includes some of the steps taken by the Compensation Committee:

  •
  Froze base salaries for the Transition Period (and froze the President and CEO's base salary for 2013) as a result of projected performance for the Transition Period.

  •
  Continued to include a significant portion of PSUs in the NEO equity compensation mix.

  •
  Granted PSUs in January 2013 based on achieving increases in stock price, this metric was selected based on stockholder input as well as the decision to tie NEO compensation more closely to long-term shareholder value creation.

  •
  In addition, for NEOs other than the President and Chief Executive Officer, the percentage of annual equity awards based on performance increased to 50% of all equity compensation for the grant in January 2013 (the percentage for the President and Chief Executive Officer remained the same, with 55% of all equity compensation being performance-based).

The Compensation Committee's goal has been to increase the compensation program's emphasis on long-term performance. The Company will continue to take advisory votes and input from our shareholder outreach program into account in making compensation decisions for NEOs.

Executive Compensation Program

        The following table provides a brief summary of the principal elements of the Company's executive compensation program for the Transition Period, which are described in more detail later in this Compensation Discussion and Analysis.

Compensation Element	Form	Compensation Objective	Relation To Performance	Transition Period Actions/Results
Base Salary	Fixed annual cash, paid on a regular basis throughout the year	Fixed compensation that is externally competitive and allows us to attract and retain executive talent	Increases in base salary reflect market positioning, economic conditions, and the Committee's assessment of Company and individual performance over the prior period	NEO salaries in the Transition Period were unchanged from fiscal 2012 as a result of the expected downturn in the business in the Transition Period and current market positioning
Annual Incentive (excluding Mr. Keck)	Cash, paid on an annual basis following fiscal year-end	Motivate the executive to contribute to the Company's success by achieving annual corporate financial goals and strategic objectives	Annual incentives are earned for achievement of Basic Net Income Per Share (and Incentive Operating Income and strategic goals), with bonus payable if basic net income per share was $0.45 or greater. If the Basic Net Income Per Share target is met, the Committee has discretion to award bonuses based on achieving Incentive Operating Income targets and strategic accomplishments	Target incentives for the NEOs range from 75% to 125% of base salary (pro-rated for the nine-month Transition Period).
Based on performance, as measured by Basic Net Income Per Share, no cash incentive payments were paid in the Transition Period
Sales Commissions (Mr. Keck only)(1)	Cash, paid during the period based on the timing of the delivery of polysilicon equipment and services	Motivate the executive to contribute to the Company's success by rewarding sales of polysilicon equipment	Cash incentives are earned as follows: 15% when a deposit is received for polysilicon equipment, 45% when each shipment payment is received and 40% when the final payment is received for the polysilicon equipment	Based on polysilicon equipment and service sales, Mr. Keck earned the full commission payable for the Transition Period. Mr. Keck ceased to be eligible to receive sales commissions in October 2012.

Compensation Element	Form	Compensation Objective	Relation To Performance	Transition Period Actions/Results
Long-Term Incentives	PSUs with a two-year or three-year performance cycle and time-based restricted stock units ("RSUs")	Motivate the executive to contribute to the Company's success in achieving long-term corporate financial goals that drive increases in stockholder value and provide retention	PSUs may be earned (i) annually for achievement of an Incentive Operating Income goal of 10% annual growth, over prior-year actual Incentive Operating Income and (ii) over a two-year period based on compound annual growth of Incentive Net Income.	No PSUs were earned because the incentive operating income goal was not achieved
Any PSUs granted in fiscal 2011 that are not earned for annual performance may be earned for 12% CAGR over the three-year period.
The value of PSUs and RSUs adjusts with changes in stock price

(1)
In October 2012, the Company entered into a letter agreement with Mr. Keck that provides that Mr. Keck's right to receive on-going annual incentive payments based on the sale of polysilicon equipment and services is terminated. (For additional information on Mr. Keck's letter agreement, see below "—Employment Agreements—David W. Keck.")

        We also provide certain benefits, limited perquisites and post-termination compensation to our NEOs for the financial security and well-being of the executives and their families, as described in more detail later in this Compensation Discussion and Analysis.

Compensation Governance

        The Company continues to implement and maintain best practices in its executive compensation program. These practices include the following:

  •
  The adoption of a clawback policy covering all executive officers.

  •
  Change in control termination benefits do not provide for excise tax (or Section 280G) gross-up payments.

  •
  No "single trigger" acceleration of vesting of equity awards. Acceleration of vesting following a change in control is "double-trigger," requiring termination of employment.

  •
  Stock ownership guidelines covering all executive officers.

  •
  Prohibition of hedging transactions, holding Company shares in a margin account, or pledging Company shares as collateral for a loan.

Compensation Committee Composition

        The Committee currently consists of Messrs. Godshalk, Watson and Wroe and Ms. Petrovich, all of whom are independent directors. Mr. Godshalk serves as the Chairman of the Committee. Messrs. Godshalk and Watson and Ms. Petrovich were members of the Committee for all of the Transition Period, and Mr. Wroe joined the Committee on February 6, 2013. The Committee is responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. The Committee determines and approves the compensation of our CEO and, in consultation with our CEO, approves the compensation of the remaining executive officers, including the NEOs.

  Compensation Philosophy

        The primary objectives of the Company's executive compensation program are to:

  •
  Attract and retain exceptional executive officers;

  •
  Emphasize performance-based components;

  •
  Motivate executives to achieve or exceed the Company's strategic, operational, and financial goals;

  •
  Align the interests of executives with our stockholders' interests; and

  •
  Reflect evolving governance practices consistent with a philosophy to reward executives for sustained high performance.

        Our program is designed to encourage NEOs to take actions that enhance stockholder value by linking a substantial portion of their compensation to achievement of financial goals and the performance of the Company's common stock.

        Eligibility to earn an annual cash bonus under the 162(m) Plan required achieving Basic Net Income Per Share of $0.45 or greater for the Transition Period. The Compensation Committee adopted a "plan within a plan" approach for determining actual bonuses for the participants in the 162(m) Plan based upon meeting Incentive Operating Income targets and strategic goals for the Transition Period. Since the Company failed to achieve Basic Net Income Per Share of $0.45 or greater for the Transition Period, no bonuses were paid, regardless of the Incentive Operating Income and strategic accomplishments of the Company. Basic Net Income Per Share was defined as basic net income per share as reported in the Transition Report on Form 10-K for the transition period ended December 31, 2012, plus amounts attributable to certain other items, including stock-based compensation expense, losses and expenses related to acquisitions, losses and expenses related to discontinued operations, expenses incurred in connection with financing transactions and certain other items. After taking into account the addition of certain of these amounts, the Basic Net Income Per Share of $0.45 for the Transition Period was not satisfied.

        In June 2012 (during the Transition Period), NEOs received PSUs that may be earned based on compound annual growth rate in Incentive Net Income over the two-year period ending December 31, 2013. If these PSUs are earned, 50% the shares of common stock will vest upon the filing of the Company's Annual Report on Form 10-K for the year ending December 31, 2013 and 50% will vest upon the filing of the Company's Annual Report on Form 10-K for the year ending December 31, 2014. For the purposes of these PSUs granted during the Transition Period, Incentive Net Income is defined, on a consolidated basis, as net income as reported in the Consolidated Statement of Operations in the Company's Form 10-K for the fiscal year ending December 31, 2013, adjusted to exclude the effect of each of the following: (i) amortization of intangible assets, (ii) share-based compensation expense, (iii) acquisitions and dispositions (or divestitures) occurring after December 31, 2011 (including acquisitions of less than all of the outstanding securities of a target) other than effects due to amortization in connection therewith, and (iv) changes in accounting principles effective after December 31, 2011.

        Eligibility of the NEOs to earn the second tranche of the PSUs that were granted in fiscal 2011 is based on achieving Incentive Operating Income goals for the twelve-month period ended March 31, 2013. Incentive Operating Income is defined as income from operations, on a consolidated basis, as reported in the Company's filings with the Securities and Exchange Commission for the Transition Period ended December 31, 2012 and the quarter ended March 30, 2013, adjusted to exclude the effect of stock compensation expense and any extraordinary income or expenses in the reasonable determination of the Compensation Committee. We do not expect that the Incentive Operating Income target will be satisfied for the twelve-month period ended March 31, 2013, and, therefore, the second tranche of the fiscal 2011 PSUs is not expected to be earned as of March 30, 2013.

        In response to feedback from investors and our compensation advisors, in contrast to fiscal 2012, the Compensation Committee determined to use different financial metrics for payment of cash incentives and vesting of PSU awards applicable to the Transition Period. Specifically, the Company used Basic Net Income Per Share and Incentive Operating Income in connection with the 162(m) Plan bonus payment for the Transition Period and used Incentive Net Income for the vesting of PSUs granted during the Transition Period. The Compensation Committee believes that using separate financial metrics provides a more balanced focus on earnings performance.

        As noted above, the PSUs granted in January 2013 will be earned based upon the achievement of increases in the Company's stock price during the seven-year term of the award. In addition to PSUs, we grant time-based restricted stock unit ("RSUs") awards that vest based on continued service to align the interests of NEOs with stockholders' interests by providing compensation tied directly to the value of our stock and strengthen retention.

  Compensation Allocation

        The following charts illustrate that a significant portion of target compensation for the Transition Period is at risk based on performance. 86% of our CEO's target compensation is tied to Company financial or stock price performance. For the other NEOs (excluding (i) Mr. Keck who was eligible for polysilicon sales commissions through October 2012 and fixed amounts under his amended employment agreement for the final two months of the Transition Period and (ii) the bonuses paid to Mr. Squiller in connection with his employment agreement (such compensation payable to Mr. Keck and Mr. Squiller are excluded from the chart below)), 87% of average target pay is at risk based on financial or stock price performance. Excluding the impact of the equity award to Mr. Squiller in connection with his appointment as Chief Operating Officer, the CEO has a higher portion of compensation at risk than other NEOs because of his greater duties and responsibilities and influence over performance.

Target Total Direct Compensation Allocation

        David Keck, who manages the polysilicon business segment, has a higher percentage of total compensation in the form of annual incentive compensation than other NEOs. In 2006, the Company entered into an employment agreement with Mr. Keck and, at that time, determined that his compensation should be closely tied to sales made by the polysilicon business. Effective October 2012, Mr. Keck's bonus compensation was revised. In lieu of a perpetual right to receive annual incentive payments which are based on the sale of polysilicon equipment and services, the Company agreed pay Mr. Keck fixed amounts totaling $4.0 million, subject to reduction in certain circumstances. For additional information on these payments, see below "—Employment Agreements—David W. Keck." Commencing with 2013, Mr. Keck will be eligible to participate in the 162(m) Plan and will have a bonus structure similar to other NEOs to reflect his new role as head of worldwide sales and services for all business segments.

        The Committee, in setting compensation for the NEOs, takes into account actual compensation in addition to reported compensation to ensure alignment between pay and Company performance as measured by financial and strategic performance, as well as stock price. The following table provides more detail on the CEO's actual compensation shown in the chart and table on page 28. Actual compensation consists of base salary, earned annual cash incentive payments, amounts realized upon the vesting of stock awards and exercise of stock options, the change in unrealized values from outstanding stock awards and unexercised stock options, as well as amounts reported in the Summary Compensation Table for all other compensation (i.e., the 401(k) plan matching contribution and limited perquisites).

Total Actual CEO Compensation vs. Summary Compensation Table Totals

	Fiscal 2010	Fiscal 2011	Fiscal 2012	Transition Period Ended December 31, 2012
Salary(1)	$507,500	$600,385	$719,231	$725,000
Annual Performance Bonus(2)	$629,819	$1,950,000	$767,594	$0
Long-term Incentive Gains (Losses)
Realized	$—	$823,000	$4,304,907	$946,287
Unrealized	$2,084,000	$8,630,620	$(2,731,289)	$(4,558,336)
Total Long-term Incentive Gains (Losses)	$2,084,000	$9,453,620	$1,573,618	$(3,612,049)

Total Actual Direct Compensation	$3,221,319	$12,004,005	$3,060,443	$(2,887,049)

All Other Compensation	$65,548	$11,501	$14,119	$303,867

Total Actual Compensation	$3,286,867	$12,015,506	$3,074,562	$(2,583,182)

For Reference: Total Compensation from the Summary Compensation Table(1)	$5,592,280	$4,731,518	$6,359,269	$3,578,866

(1)
Fiscal 2010 salary reflects annual rate to adjust for mid-year hire and Transition Period salary reflects annualized base salary to adjust for the nine-month transition period ended December 31, 2012 in order to allow for meaningful comparison to fiscal 2010, 2011 and 2012.

(2)
The entire special bonus awarded for fiscal 2011 is included in the fiscal 2011 column. Half of the bonus was paid in fiscal 2012 and is included in as 2012 compensation in the Summary Compensation Table.

  Compensation Process

        The Company's executive compensation levels and practices are established, approved and administered by the Committee, which, for 2013, is composed of four independent directors. The Committee solicits the views of its executive compensation consultant and senior management in overseeing the executive compensation program.

        The Committee has retained Frederic W. Cook & Co., Inc. ("Cook & Co.") as its executive compensation consultant. Cook & Co. reports directly to the Committee and does not provide consulting services to management except as related to its work for the Committee and with the knowledge and approval of the Chairman of the Committee. During the Transition Period, Cook & Co. performed the following specific services to the Committee:

  •
  Provided assistance with the compensation implications of changing the Company's fiscal year;

  •
  Conducted a review of the Committee's Charter, the Company's compensation philosophy and certain elements of the executive compensation program;

  •
  Conducted a review of the Company's compensation peer group and recommended changes;

  •
  Provided information on regulatory and governance developments affecting executive compensation and implications for the Company's executive compensation program to the Chairman of the Committee;

  •
  Provided assistance to management on the development of tally sheets for review by the Committee;

  •
  Reviewed Committee agendas and supporting materials in advance of each meeting, raised questions/issues with management and the Chairman of the Committee, as appropriate;

  •
  Provided advice on changes to the annual and long-term incentive programs; and

  •
  Assisted with the development of the Compensation Discussion and Analysis and related compensation tables.

        The Committee determines and approves all of the components of compensation of our CEO and, taking into account the recommendations of the CEO, approves the compensation of the remaining NEOs and other executive officers, including salary increases, cash incentive compensation, and equity awards.

        In the Transition Period, the Committee reviewed NEO total compensation and benefits through the use of tally sheets that quantify (or value) each element of direct and indirect compensation. The tally sheets include information on the current year's target compensation, the prior year's actual compensation, outstanding equity awards (i.e., unvested PSUs and RSUs and unexercised stock options), and the payments and benefits that would be made to NEOs in the event of termination of employment, including following a change in control of the Company. Tally sheets provide additional context to assist the Committee in reviewing and determining NEO compensation.

  Determination of Target Compensation

        Our direct compensation program for NEOs consists of base salaries, target annual cash incentives expressed as a percent of base salary, and equity awards, including PSUs and time-based RSUs. Each element of direct compensation is reviewed annually and adjusted, depending on market conditions, to remain competitive, while giving consideration to Company and individual performance and relative internal positioning. Compensation levels are not benchmarked against specific market percentiles. Rather, the program is designed to pay above-median actual compensation when challenging financial targets and strategic objectives are achieved or exceeded, and to pay below-median compensation when they are not.

        Market data for reviews of compensation competitiveness is developed using proxy-reported compensation for a peer group of similarly sized public companies in related industries (the "Compensation Peer Group") and survey data for technology companies from the Radford Global Technology Survey, which is size-adjusted for the Company's annual revenue.

        A review of the public company Compensation Peer Group is conducted annually by Cook & Co. to ensure that the companies in the Compensation Peer Group remain appropriate for our size and business. In November 2011, the Compensation Committee determined that there would be no changes to the Compensation Peer Group used for setting Transition Period compensation for our NEOs (two companies, National Semiconductor and Varian Semiconductor Equipment Associates, however, were removed because they were acquired). Maintaining the Compensation Peer Group was based on recommendations from Cook & Co., as well as input from management. The Compensation Peer Group for the Transition Period consisted of the following companies:

 Transition Period Compensation Peer Group

American Superconductor Corporation	MEMC Electronic Materials, Inc.
Brooks Automation, Inc.	Microsemi Corporation
Coherent Inc.	MKS Instruments, Inc.
Cree, Inc.	Novellus Systems Inc.
Cymer, Inc.	Skyworks Solutions, Inc.
Fairchild Semiconductor International, Inc.	SunPower Corporation
FEI Company	Teradyne, Inc.
First Solar, Inc.
KLA-Tencor Corporation
Lam Research Corporation

        Companies in the compensation peer group are selected to be within an appropriate size range of the Company based on measures of revenue, net income and market capitalization.

        The Compensation Peer Group does not include most of the solar and LED companies contained in the Performance Peer Group discussed on page 25 because, with three exceptions, companies in the Performance Peer Group are non-U.S. companies with different compensation practices.

        Competitive comparisons for NEOs use blended Compensation Peer Group and survey data. For our CEO and CFO, the Compensation Peer Group data is weighted 75% and the survey data is weighted 25%. For our other NEOs, the Compensation Peer Group is weighted 50% and the survey data is weighted 50%. For executive officers below the NEOs, only the survey data is used.

  Compensation Components

Base Salaries

        Base salary is provided to NEOs to compensate them for their day-to-day responsibilities. The base salary element of our executive compensation program is designed to allow the Company to attract and retain executive talent and to provide a stable source of income regardless of performance. Base salary is established based on the experience, skills, knowledge and responsibilities of the NEOs in their roles and, in certain circumstances, the Committee will consider Company performance when setting or adjusting base salaries. When establishing the base salaries of the NEOs for the Transition Period, the Committee considered the Company's projected performance in the Transition Period, for which a downturn in each segment was expected, and determined that it was appropriate to freeze salaries for the Transition Period.

        For the Transition Period, the Committee determined not to increase the base salaries of NEOs because (i) salaries were found to be appropriate and competitive with our compensation peer group and survey data, and (ii) the Company was facing challenging economic conditions in the markets it serves. NEO base salaries for fiscal 2012, the Transition Period and increases for 2013 are shown in the following table. Mr. Gutierrez' salary has been frozen for the second consecutive year.

	Annual Base Salary
		Transition Period ending December 31, 2012
				2013
	Fiscal 2012 Annual Rate
Name		Annualized Rate	% Change	Annual Rate	% Change
Thomas Gutierrez	$725,000	$725,000	+0.0%	$725,000	+0.0%
Richard Gaynor	$400,000	$400,000	+0.0%	$412,000	+3.0%
David W. Keck	$375,000	$375,000	+0.0%	$386,250	+3.0%
Daniel W. Squiller(1)	—	$500,000	—	$515,000	+3.0%
Jeffrey J. Ford	$375,000	$375,000	+0.0%	$386,250	+3.0%

(1)
Mr. Squiller commenced his employment with the Company on July 1, 2012.

Annual Cash Incentives

        Annual cash incentive (or bonus) opportunities during the Transition Period were provided to NEOs (other than Mr. Keck as previously discussed and further described below) to motivate achievement of short-term Company performance as measured by Basic Net Income Per Share, and Incentive Operating Income and achievement of strategic goals under the 162(m) Plan. The Compensation Committee adopted a "plan within a plan" approach for the Transition Period that provided that the NEOs and other participants in the 162(m) Plan were eligible to receive a cash bonus equal to a maximum of two times their target bonus amount. However, if the Company satisfied the Basic Net Income Per Share target, the amount of the bonus would be decreased, upon the Committee's exercise of negative discretion, to reflect (i) satisfaction of Incentive Operating Income targets and strategic goals for the Transition Period and (ii) that the Transition Period was nine-twelfths of an annual period. If the threshold amount for the Incentive Operating Income target was not met, the Compensation Committee would have exercised its discretion to grant no cash incentive payment under the 162(m) Plan. Basic Net Income Per Share, Incentive Operating Income and strategic goals were used as the performance metrics under the 162(m) Plan because it is believed that they are the most accurate reflection of the overall financial and operational performance of the Company.

        The following table reflects targets and actual cash incentive payments to the NEOs (other than David Keck) under the 162(m) Plan for the Transition Period. For the Transition Period, this table reflects the calculation of target bonus payments that would have been made to the NEOs (other than David Keck) if (i) the Basic Net Income Per Share target were satisfied and (ii) if the Incentive Operating Income had been satisfied at target and the strategic goals were satisfied. In addition, the following assumes that the Committee did not exercise its discretion to further reduce the bonus payment.

Name	Target Bonus Payment for Transition Period under the 162(m) Plan	Actual Bonus Payment for Transition Period under the 162(m) Plan
Thomas Gutierrez	$679,688	$0
Richard Gaynor	$240,000	$0
Daniel W. Squiller(1)	$250,000	$0
Jeffrey J. Ford	$210,938	$0

(1)
Mr. Squiller commenced his employment with the Company on July 1, 2012 and pursuant to the terms of his employment agreement he was eligible to participate in the 162(m) Plan with a target bonus of 100% of his base salary (pro-rated for the number of days worked during the Transition Period); provided that, in any event, he would receive a cash bonus equal to a minimum of one-half of his annual base salary pro-rated based on the number of days during the Transition Period during which he was employed. This minimum bonus payment to Mr. Squiller was made pursuant to his employment agreement and not the 162(m) Plan. Pursuant to his employment agreement, Mr. Squiller was paid the guaranteed bonus payment of $125,342. In addition, Mr. Squiller was paid a sign-on bonus of $200,000 at the time he executed his employment agreement.

          No amounts were earned and no bonus payments were made under the 162(m) Plan for the Transition Period.

          Cash incentives under the 162(m) Plan for the Transition Period, if earned, would have been equal to two times target bonus and then adjusted downwards by the Compensation Committee using its negative discretion in accordance with the following formula:

  Award Amount = (Target Bonus Percent) × (Base Salary) × (Achievement Multiplier) × (0.75)

          The Award Amount includes a 0.75 multiplier to reflect that the Transition Period only included nine-months. The Achievement Multiplier is based upon a formula established by the Committee which is, in turn, based upon goals set by the Committee for the Company's Incentive Operating Income for the Transition Period and achievement of strategic goals.

          The Achievement Multiplier would have been zero if Incentive Operating Income had been 75% or less of target and would have increased linearly for performance up to 100%, which would result in an Achievement Multiplier of 1.0. For Incentive Operating Income exceeding target, the Achievement Multiplier would have increased linearly up to 1.75 if Incentive Operating Income was 115% or more of target. Up to 0.25 of the Achievement Multiplier would have been based on achieving strategic goals. In no event can the Achievement Multiplier exceed 2.0.

          As noted above, since the Basic Net Income Per Share target was not satisfied for the Transition Period, the 162(m) Plan provided that no bonus would be paid under the 162(m) Plan.

  Commission-Based Bonus Program For Mr. Keck

          The cash bonus for David Keck was, for the period through October 2012, based on a commission earned for each order the Company receives for polysilicon products and services. His employment agreement provides that with respect to each order for which a commission is earned, a commission is payable 15% when a deposit is received, 45% when each shipment payment is received and 40% when the final payment is received. Because of the complexity associated with tracking shipment payments, the portion of the commission that relates to shipment payments is paid in two increments: 22.5% when the first vessel with respect to an order is shipped and 22.5% when the last vessel with respect to that order is shipped. There was no set target amount, but Mr. Keck's total compensation of his base salary and cash bonus was limited to an annual maximum of $1.5 million under the terms of his employment agreement (which was subsequently modified as described below). We entered the polysilicon business in 2006 and hired Mr. Keck, a known expert in the polysilicon industry, for his unique skills. The Board structured Mr. Keck's compensation package to emphasize variable compensation that is linked to the short-term performance of the polysilicon business and to provide compensation sufficient to attract him to our Company. Mr. Keck received commissions of $365,536 in the Transition Period (through October 2012) based on our orders, shipments and payments received for polysilicon products and services received in the Transition Period. In relation to our other NEOs, Mr. Keck's compensation was weighted more heavily toward cash incentives during the Transition Period rather than equity incentives due to compensation arrangements dating back to the establishment of our polysilicon business.

          In October 2012, the Company entered into a letter agreement with Mr. Keck. This letter agreement provides that Mr. Keck's existing employment agreement, as described in the preceding paragraph, be amended to terminate his right to receive on-going annual incentive payments based on the sale of polysilicon equipment and services. In lieu of such annual incentive payments, the Company will pay Mr. Keck the following: (i) $1.5 million (less annual base salary and the sales incentive paid to Mr. Keck for the quarter ended June 30, 2012), to be paid in three equal quarterly installments beginning with the quarter ended September 30, 2012 and (ii) $2.5 million, to be paid in six equal quarterly installments beginning 30 days following the termination of Mr. Keck's employment with the Company under its Independent Consulting Agreement. For additional information on Mr. Keck's employment agreement, the October 2012 letter agreement and the Independent Consulting Agreement, see below "— Employment Agreement – David W. Keck." The first quarterly payment (related to the quarter ended September 30, 2012) under this letter agreement was paid on November 2, 2012 in the amount of $253,155 and a second quarterly payment (related to the quarter ended December 31, 2012) was made on January 10, 2013 in the amount of $253,155.

  Cash Incentive Payment to Daniel Squiller

          Pursuant to Mr. Squiller's employment agreement, effective as of June 2012, he was entitled to participate in the 162(m) Plan for the Transition Period. Under the terms of this employment agreement, Mr. Squiller was guaranteed a bonus payment equal to no less than 50% of his annual base salary, such amount to be pro-rated for the number of days he was employed with the Company. While Mr. Squiller did not receive a payment under the 162(m) Plan, he was entitled to the guaranteed minimum bonus of $125,342 under his employment agreement, which was paid in March 2013. In addition, Mr. Squiller received a sign-on bonus of $200,000 which was paid at the time he executed his employment contract.

  Long-Term Equity Incentives

          In the Transition Period, our NEOs received equity compensation in the form of time-based RSUs and, as part of the Committee's continued emphasis on pay for performance, in the form of performance-based PSUs. We grant long-term incentive awards in the form of RSUs and PSUs because we believe such form of compensation aligns the interests of our NEOs with our stockholders' long-term interests and promotes retention of NEOs. The PSU target goals for awards made in fiscal 2011 were not attained for the twelve-month period ended March 31, 2012 and are not expected to be attained for the twelve-month period ended March 30, 2013. The performance period for the PSUs granted in the Transition Period ends on December 31, 2013, so the NEOs have not yet had the opportunity to earn these equity awards as of this date.

        In determining the number of RSUs and PSUs awarded to the NEOs in the Transition Period, the Committee considered the value of such awards as well as individual performance, cash compensation levels and each NEO's existing equity holdings. The Committee also considered individual responsibilities of our NEOs, including Mr. Gutierrez's responsibility for our overall Company performance, Mr. Gaynor's responsibility for financial reporting and accounting functions, Mr. Squiller's responsibility for our strategic and operational development, Mr. Keck's responsibility for worldwide sales and services and for our polysilicon and photovoltaic equipment division, and Mr. Ford's responsibility for DSS sales and for the operation of our support services in China. In addition, Mr. Squiller received a one-time, new hire grant of 746,269 RSUs.

        The following table shows the allocation of time-based RSUs and performance-based PSUs granted to our NEOs (other than Mr. Squiller) in the Transition Period. A majority of the CEO's equity compensation is in the form of PSUs because of his greater responsibilities for Company performance. The one-time, new hire grant to Mr. Squiller of 746,269 time-based RSUs is excluded from the table below as such amount does not reflect the amount of anticipated annual grants. Excluding the new hire equity grant to Mr. Squiller, performance-based PSUs accounted for 40% and time-based RSUs accounted for 60% of the average total equity awards to the other NEOs.

Long-Term Incentive Grant Allocation

        Time-based RSUs granted in the Transition Period to all NEOs (other than Mr. Squiller) vest as to 25% on the first anniversary of the date of grant and in equal quarterly amounts over the following three-year period. Mr. Squiller's time-based RSUs granted during the Transition Period vest in four equal installments on each of the first four anniversaries following the date of grant. Performance-based PSUs granted during the Transition Period will be earned based on the achievement of a target compound annual growth rate in the Company's Incentive Net Income for the two year period ending December 31, 2013. Incentive Net Income is defined as net income, on a consolidated basis, as reported in the consolidated statement of operations in the Company's Form 10-K for the year ending December 31, 2013, adjusted to exclude the effect of each of the following: (a) amortization of intangible assets; (b) share-based compensation expense; (c) acquisitions and dispositions (or divestitures) occurring after December 31, 2011 (including acquisitions of less than all of the outstanding securities of a target) other than the effects due to amortization in connection therewith; and (d) changes in accounting principles effective after December 31, 2011.

        Under the terms of the PSUs, the CEO will earn:

  •
  100% of the PSUs if the Company's Incentive Net Income for the year ending December 31, 2013, equals or exceeds the target Incentive Net Income goal established by the Committee;

  •
  0% of the PSUs if the Company's Incentive Net Income for the year ending December 31, 2013, is equal to or less than the threshold Incentive Net Income goal established by the Compensation Committee; and

  •
  Between 0% and 100% of the PSUs on a linear basis for Incentive Net Income between threshold Incentive Net Income and the target Incentive Net Income, determined by straight-line interpolation rounded up or down to the nearest whole number.

        The CEO cannot earn more than 100% of the PSUs awarded, which is lower than the other NEOs to limit the maximum CEO compensation.

        Other NEOs will earn:

  •
  125% of the PSUs if the Company's Incentive Net Income for the year ending December 31, 2013, equals or exceeds the stretch Incentive Net Income established by the Committee;

  •
  100% of the PSUs if the Company's Incentive Net Income for the year ending December 31, 2013 equals or exceeds target Incentive Net Income;

  •
  0% of the Performance RSUs, if the Company's Incentive Net Income for the year ending December 31, 2013 is equal to or less than threshold Incentive Net Income; and

  •
  Between 0% and 125% of the PSUs on a linear basis for Incentive Net Income between threshold Incentive Net Income and stretch Incentive Net Income, determined by straight-line interpolation rounded up or down to the nearest whole number.

        The NEOs other than the CEO have their PSUs capped at 125% of target.

        Under the terms of the PSU award agreements for the CEO and the other NEOs, the earned PSUs will vest 50% on the date that the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2013 is filed, and 50% on the date that the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2014, is filed. To receive the shares of common stock on the vesting of the PSUs, the NEOs must have been continually employed by the Company through the date of vesting.

        Like many technology companies, our stock price is highly volatile, which creates uncertainty regarding the value of equity awards. In some cases, this volatility is unrelated to Company performance. Time-based RSUs represent a means of providing more certain equity-related value and retention even if the stock price fluctuates.

        The following table reflects the number and value of the RSUs and PSUs granted in June 2012 and the value at the end of the Transition Period:

	Transition Period Long-Term Incentive Awards
Name	RSUs	PSUs	Grant Date Fair Value	Market Value At December 31, 2012
Thomas Gutierrez	254,434	310,976	$2,549,999	$1,713,192
Richard Gaynor	106,430	70,953	$799,997	$537,470
David W. Keck	106,430	70,953	$799,997	$537,470
Daniel W. Squiller	746,269	—	$4,000,002	$2,261,195
Jeffrey J. Ford	106,430	70,953	$799,997	$537,470

        The Committee awarded equity awards to the NEOs for 2013 in January 2013. Similar to the Transition Period, the Committee awarded time-based RSUs and performance-based PSUs. The value of awards to the NEOs was targeted at the median of the competitive market, which is the same as, or lower than, in prior years. The Committee determined that this amount was appropriate given the performance of the Company and the challenging economic conditions.

        The PSUs granted in January 2013 may be earned based upon the achievement of increases in the Company's stock price as measured as the average closing price of the Company's common stock on the NASDAQ Global Select Market for any twenty consecutive trading day period during the seven year term of the PSU. The PSUs will vest in three tranches, with each tranche equal to one-third of the total shares subject to the PSU. The vesting of each tranche can only be satisfied by the Company's common stock price reaching three progressively higher average trading prices. These PSUs provide that if the price of the Company's common stock were to satisfy each of the three progressively higher stock price requirements for each tranche over the same twenty day trading period, all such PSUs would be earned at such time.

        Under the terms of the January 2013 PSU award agreements for the CEO and the other NEOs, (i) the first tranche of earned PSUs may not vest any earlier than the first anniversary of the date of grant, (ii) the second tranche of earned PSUs may not vest any earlier than the second anniversary of the date of grant and (iii) the third tranche of earned PSUs may not vest any earlier than the third anniversary of the date of grant. In the event that the share price does not satisfy the thresholds to meet the first, second or third tranches prior to the seventh anniversary of the date of grant, the PSUs will be forfeited.

Other Plans and Practices

Equity Ownership Guidelines

        On April 18, 2013, the Committee approved changes to the Company's policy on equity ownership, which applies to the CEO, the Chief Accounting Officer, and all officers who report directly to the CEO, including all of the other NEOs. Under the policy, such officers are required to retain ownership (while employed by the Company) of 25% of all shares of Company common stock ("Retained Shares") received upon the vesting of any restricted stock unit grant or upon the exercise of any options (net of any exercise price or shares withheld for taxes) vesting after April 22, 2011 ("Restricted Options") until the net value of vested shares held by such officer equals or exceeds the required multiple of such officer's base salary (the "Ownership Threshold"). Compliance with the Ownership Threshold shall be determined each year on the basis of the closing price on the last trading day of the first fiscal quarter. For officers other than the Chief Executive Officer, the required multiple shall be two. For the Chief Executive Officer, the multiple shall be four.

        Our Insider Trading Policy provides that directors and officers are prohibited from engaging in short-term or speculative transactions involving Company securities, such as short sales, buying or selling puts or calls and hedging transactions. Furthermore, our Insider Trading Policy prohibits buying Company shares on margin or pledging Company shares as collateral for a loan.

Executive Compensation Clawback

        In order to ensure that the Company has the ability to recoup incentive compensation obtained through actions on the part of management that may prove detrimental to the Company, incentive compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct resulted in a material inaccuracy in the Company's financial statements that affect such executive officer's compensation.

Retirement Benefits

        To provide for the financial security of our employees and their families, we sponsor a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers most employees, including our

NEOs, who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) plan, eligible employees may elect to contribute a minimum of 1% of their annual compensation, up to a maximum amount equal to the statutorily prescribed annual limit. We make matching contributions to the 401(k) plan in an amount equal to a discretionary percentage of the employee contributions, subject to certain statutory limitations. For the Transition Period, we made no discretionary matching contribution.

Benefits and Perquisites

        To provide our NEOs with a competitive compensation package similar to that available at companies such as those in our Compensation Peer Group, we provide certain benefits and limited perquisites to all of our executive officers. The benefits consist of Company payments of a portion of life, medical and dental insurance premiums and matching contributions to our 401(k) plan, both of which are available to substantially all of our employees. The perquisites consist of a travel incentive payment for any employee who travels to Asia on an economy fare rather than on business class, and an additional health insurance reimbursement for any employee who elects a high deductible health savings account plan. Information regarding these perquisites is set forth in a footnote to the Summary Compensation Table.

        In addition, consistent with the policy the Company has adopted with respect to all U.S. citizens who are working on our behalf in Asia on an expatriate basis, the Company pays such employees an amount, which we refer to as a tax equalization payment, that is intended to put the employee in the same position, from tax-liability perspective, that he or she would be in if they were still located in the U.S. The Company thinks it is inappropriate to penalize employees who have agreed to move to (and work in) jurisdictions that impose higher tax rates. Of our NEOs, Messrs. Ford, Keck and Squiller are eligible to receive such tax equalization payments. The Company also provides a payment to Mr. Ford for apartments he maintains in Hong Kong and China in connection with his duties for the Company in Asia. Mr. Keck received $21,484 during the Transition Period, such amount consisted of personal and family related travel expenses in connection with Mr. Keck's assignment to work on behalf of the Company in Asia for an extended period.

        Mr. Gutierrez was paid $300,000 during the Transition Period related to the costs of establishing a residence in North Carolina near his family.

Post-Termination Benefits

        NEOs are eligible to receive severance payments and benefits in the event their employment is terminated by the Company without cause or by the executive with good reason, as discussed in detail beginning on page 54. The Company provides severance payments and benefits because they are essential to attracting and retaining highly-qualified executives by making reasonable compensation to bridge the executive's transition to new employment. The Company also mitigates potential liability under these circumstances by requiring the executive to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly-held company for compensation paid in excess of $1.0 million in any taxable year to the principal executive officer and the three other most highly compensated executive officers other than the principal financial officer. This deduction limit does not apply to exempt "performance-based compensation" within the meaning of Section 162(m) if certain requirements set forth in Section 162(m) are met. The Company's 162(m) Plan is designed to enable us to provide incentive compensation to certain of our executive officers whose compensation is tax deductible for U.S. federal income tax purposes in a manner that qualifies for an exemption, as "performance-based compensation," from the deduction limitations under Section 162(m) of the Internal Revenue Code.

        The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the incentive compensation awarded to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to all incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, as has been the case in the past, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit, and therefore not deductible, when the Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of the executive officers.

Risk Considerations in our Compensation Program

        The Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent compensation consultant, Cook & Co. Based on these reviews and discussions, the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

  •
  We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a consistent income that is not contingent upon stock price performance so that executives do not feel it necessary to make decisions based exclusively on stock price to the detriment of other important business metrics. The cash incentive and equity incentive components of compensation are designed to reward both short-and long-term corporate performance. For short-term performance, our cash bonus is awarded based on financial targets such as Incentive Operating Income. For long-term performance, our RSU awards generally vest over three or four years, while PSUs are earned and vest over three years or two years. Their value is dependent on our stock price performance and, in the case of PSUs, Company financial performance. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

  •
  Because Basic Net Income Per Share and Incentive Operating Income are the performance measures for determining an executive's bonus during the Transition Period, we believe our executives are encouraged to take an approach that focuses on (i) corporate profitability which is important to shareholders and (ii) flexibility to make investments in the future business if attractive opportunities arise. If we are not profitable at a reasonable level, payments under the bonus program will be significantly reduced or eliminated, as was the case in the Transition Period.

  •
  We believe that bonus metrics tied to Basic Net Income Per Share, Incentive Operating Income and Incentive Net Income and stock price performance in our cash bonus and equity programs, provide a check on excessive risk-taking. That is, even if our executives could inappropriately increase earnings per share, Incentive Operating Income or Incentive Net Income by excessive expense reductions, abandoning less profitable revenue sources or inappropriate revenue enhancements, such actions would be detrimental to the Company in the long run and could ultimately harm our stock price and the value of their equity awards. Likewise, if our executives were to add revenue sources at low margins in order to generate increased stock prices, it could decrease operating income and the value of their cash bonus payments.

  •
  The goals established for compensation incentive programs are considered to be reasonable at the time they are established so that, if not achieved, the result is not a loss of a large percentage of compensation.

  •
  Our controls and procedures are designed to provide checks and balances to ensure that one or a small group of individuals cannot engage in activities that expose the company to excessive risks without having received approvals from other areas of the business or senior management.

  •
  We cap cash bonuses at 200% of the target for our executives, which we believe mitigates excessive risk-taking. Even if we dramatically exceeded our Basic Net Income Per Share, Incentive Operating Income or Incentive Net Income targets, or an executive exceeded his or her performance targets, bonus payments are limited. Conversely, we have a threshold on all bonus metrics so that performance below a certain level will result in no bonus payments.

  •
  We have stock ownership guidelines, which we believe provide an incentive for management to consider the Company's long-term interests because a portion of their personal investment portfolio consists of Company stock. In addition, we prohibit all hedging transactions involving our stock so our directors, executives and employees cannot insulate themselves from the effects of our stock price performance.

  •
  The Committee has adopted a clawback policy that will allow the Company to recover bonus compensation, at the discretion of the Board, if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct resulted in a material inaccuracy in the Company's financial statements which affect such executive officer's compensation. This policy removes incentives for our executives to inaccurately report results in order that they receive or increase their bonus.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ernest L. Godshalk, Chairman
Mary Petrovich
Noel G. Watson
Thomas Wroe, Jr.

Summary Compensation Table

        We are required to provide certain information regarding the compensation earned by any person serving as our principal executive officer during the most recently completed fiscal period, any person serving as our principal financial officer during the most recently completed fiscal period, and our three other most highly compensated executives during the most recently completed fiscal period. As discussed above in the "—Compensation Discussion and Analysis" section, we refer to these individuals as our "NEOs."

        The following table shows the compensation earned by our NEOs during the nine-month fiscal transition period ended December 31, 2012, or Transition Period, fiscal years ended March 31, 2012, or fiscal 2012 and April 2, 2011, or fiscal 2011.

Name and Principal Position	Fiscal Year(1)		Salary	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Thomas Gutierrez	2012(Transition Period	)	$546,539	—	$2,549,999	—	—	$303,867	$3,400,405
President and	2012		$719,231	$778,125	$4,533,325	—	$314,469	$14,119	$6,359,269
Chief Executive Officer	2011		$600,385	$325,000	$1,999,998	$494,634	$1,300,000	$11,501	$4,731,518
Richard Gaynor	2012(Transition Period	)	$301,539	—	$799,997	—	—	$5,492	$1,107,028
Vice President and	2012		$396,308	$265,600	$1,400,000	—	$111,037	$11,197	$2,184,142
Chief Financial Officer	2011		$336,123	$105,600	$750,003	—	$422,400	$8,568	$1,622,694
Daniel W. Squiller (6)	2012(Transition Period	)	$240,385	$325,342	$4,000,002	—	—	$8,376	$4,574,105
Chief Operating Officer
Jeffrey J. Ford	2012(Transition Period	)	$282,692	—	$799,997	—	—	$661,251	$1,743,940
Vice President of	2012		$372,427	$243,090	$1,099,999	—	$97,591	$2,005,358	$3,818,465
Business Development,	2011		$340,385	$102,465	$1,087,506	$333,874	$409,860	$251,162	$2,525,252
DSS Business
David W. Keck	2012(Transition Period	)	$282,692	—	$799,997	—	$871,846	$42,244	$1,996,779
Executive Vice	2012		$369,779	—	$1,099,999	—	$1,130,221	$22,328	$2,622,327
President, Worldwide	2011		$271,960	—	$1,000,003	$247,317	$1,231,229	$6,717	$2,757,226
Sales and Services

(1)
The Company changed its fiscal year so that the fiscal year ends on December 31 of each applicable year. As a result, the period covered by this proxy statement reflects the Transition Period from April 1, 2012 to December 31, 2012. The information reported for fiscal years 2011 and 2012 reflect full 12-month periods, whereas the Transition Period reflects a nine-month period.

(2)
For fiscal 2012, amount includes the following payments: (i) a discretionary bonus made to the NEOs for performance during fiscal 2012 (which was paid on June 1, 2012) and (ii) a discretionary bonus which was earned during fiscal 2011 for performance during fiscal 2011, but one-half of which was paid on June 9, 2011 and the balance was paid on June 1, 2012. In March 2010, when Mr. Gaynor was hired, he was awarded a one-time sign-on bonus of $85,000, payable in two equal installments, the first upon commencement of employment with the Company and the second at the same time as other executives received payments under the 2010 Executive Incentive Program which was paid in 2011. For the Transition Period, under his employment agreement, which was entered into during the Transition Period, Mr. Squiller was entitled to (i) a one-time sign-on bonus equal to $200,000 and (ii) a cash bonus equal to a minimum of one-half of his annual base salary pro-rated based on the number of days during the Transition Period during which he was employed by us (Mr. Squiller was not paid under the 162(m) Plan because the target for triggering a bonus payment was not achieved).

(3)
Represents the grant date fair value of the stock award calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 2 and 16 of the Notes to our consolidated financial statements for the Transition Period ended December 31, 2012 included in our Transition Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards. Stock awards for the Transition Period and fiscal 2012 include both performance-based PSUs and time-based RSUs (no stock options were awarded to NEOs in the Transition Period) and stock awards for fiscal 2011 include only time-based RSU awards and stock options. No stock awards granted to our named executive officers were materially modified or repriced during the Transition Period.

(4)
For fiscal 2012, represents amounts paid under our 162(m) Plan, which payment was made at 34.7% of the target for each NEO. For fiscal 2011, represents amounts paid under our 2011 Executive Incentive Program and the 162(m) Plan. In October 2010, the Compensation Committee approved an accelerated payment to each NEO under the 2011 Executive Incentive Program and 162(m) Performance Incentive Plan. The accelerated payment was equal to one-half of such participant's target bonus opportunity under the 2011 Executive Incentive Program and 162(m) Performance Incentive Plan. This accelerated payment was deducted from the full-year bonus payment for the applicable named executive officer for fiscal 2011, which was paid in October 2010. For Mr. Keck, represents commissions earned in accordance with his commission-based bonus set forth in his employment agreement in the Transition Period (through October 2012), fiscal 2012 and fiscal 2011 for orders, shipments and payments we received for polysilicon products and services. In October 2012, the Company entered into a letter agreement with Mr. Keck that provides that Mr. Keck's right to receive on-going annual incentive payments based on the sale of polysilicon equipment and services was terminated. In lieu of such annual incentive payments, the Company agreed pay Mr. Keck the following: (i) $1.5 million (less annual base salary and the sales incentive paid to Mr. Keck for the quarter ended June 30, 2012), to be paid in three equal quarterly installments beginning with the quarter ended September 30, 2012 and (ii) $2.5 million, to be paid in six equal quarterly installments beginning 30 days following the termination of Mr. Keck's employment with the Company (subject to reduction in certain instances). (For additional information, see below "—Employment Agreement—David W. Keck") For the period from April 1, 2012 to December 31, 2012, Mr. Keck received $365,536 pursuant polysilicon sales and received $506,310 pursuant to the letter agreement that amended Mr. Keck's employment agreement.

(5)
For Transition Period, represents the amounts set forth in the table below.

Name	401(k) Plan Match	Housing Allowance		Health Insurance(c)	Other		Total
Thomas Gutierrez	$1,992			$1,875	$300,000	(a)	$303,867
Richard Gaynor	$5,492						$5,492
Daniel W. Squiller	$8,376						$8,376
David W. Keck	$14,585			$1,875	$25,784	(d)	$42,244
Jeffrey J. Ford	$3,442	$220,755	(b)		$437,054	(e)	$661,251

  (a)
  Represents amounts paid to Mr. Gutierrez related to the costs of establishing a residence in North Carolina near his family. Mr. Gutierrez will maintain a permanent residence in New Hampshire (at his own expense), where the Company's corporate headquarters is located. The aggregate amount of the payment, $300,000, covering real estate fees, moving costs and travel, temporary living and miscellaneous expenses was paid to Mr. Gutierrez on December 31, 2012. Of this amount, $70,000 was for the partial gross-up for taxes on the relocation payment. If Mr. Gutierrez voluntarily terminates his employment prior to December 31, 2015, he will be obligated to repay all or a portion of the amount to the Company, such portion to be calculated on a pro-rated basis for length of service from December 31, 2012.

  (b)
  Represents amount paid by the Company for apartments maintained by Mr. Ford in Hong Kong and China in connection with the performance of his duties on behalf of the Company at both locations. The amount for Mr. Ford's apartments has been converted from Hong Kong dollars and Chinese renminbi, as applicable, to U.S. dollars using the average monthly exchange rates during the Transition Period.

  (c)
  Represents contributions by the Company under its Health Savings Account that all employees may elect to participate in (Messrs. Gaynor, Squiller and Ford elected not to participate in this Health Savings Account plan).

  (d)
  Represents travel incentives offered to all employees to select non-business class airfare when traveling on Company business to Asia and reimbursement of certain expenses incurred by Mr. Keck to relocate himself and his family to Asia in connection with his assignment to work on behalf of the company in Asia for an extended period.

  (e)
  Represents foreign tax liability payments for calendar year 2012 by the Company on Mr. Ford's behalf, who resides in China, to satisfy all applicable non-U.S. taxes of Mr. Ford in respect of the Transition Period. Consistent with corporate policy, the Company pays on behalf of all U.S. citizens who are working on its behalf in Asia on an expatriate basis (including Mr. Ford), an amount, referred to as a tax equalization payment, that is intended to put the employee in the same position, from tax-liability perspective, that he or she would be in if they were still located in the U.S.

(6)
Mr. Squiller's employment commenced on July 1, 2012.

Grants of Plan-Based Awards Table

        The following table reports all plan-based awards granted to the NEOs during the Transition Period. The material terms of our short-and long-term incentive compensation awards are described in "—Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentive"

above and "—Compensation Discussion and Analysis—Compensation Components—Long-Term Equity Incentives" above.

		Estimated Potential Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payments Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)
												Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Thomas Gutierrez	n/a	n/a	$679,688	$1,359,375	—	—		—		—		—
	06/06/12	—	—	—	—	—		—		254,434	(1)	$1,147,497
	06/06/12	—	—	—	—	310,976	(2)	—		—		$1,402,502
Richard Gaynor	n/a	n/a	$240,000	$480,000	—	—		—		—		—
	06/06/12	—	—	—	—	—		—		106,430	(1)	$479,999
	06/06/12	—	—	—	—	70,953	(3)	88,691	(3)	—		$319,998
Daniel W. Squiller	n/a	n/a	$250,000	$500,000	—	—		—		—		—
	7/02/12	—	—	—	—	—		—		746,269	(1)	$4,000,002
David W. Keck(5)	n/a	n/a	$0	$847,666	—	—		—		—		—
	06/06/12	—	—	—	—	—		—		106,430	(1)	$479,999
	06/06/12	—	—	—	—	70,953	(3)	88,691	(3)	—		$319,998
Jeffrey J. Ford	n/a	n/a	$210,938	$421,875	—	—		—		—		—
	06/06/12	—	—	—	—	—		—		106,430	(1)	$479,999
	06/06/12	—	—	—	—	70,953	(3)	88,691	(3)	—		$319,998

(1)
These amounts represent RSU awards that vest as to 25% on the first anniversary of the date of grant and in equal quarterly amounts over the following three year period. Mr. Squiller's time-based RSUs vest in four equal installments of 25% on each of the first four anniversaries following the date of grant.

(2)
These amounts represent performance-based PSU awards issued to the CEO. Under the terms of the PSUs, the CEO will earn:

•
100% of the PSUs if the Company's Incentive Net Income for the year ending December 31, 2013, equals or exceeds the target Incentive Net Income goal;

•
0% of the PSUs if the Company's Incentive Net Income for the year ending December 31, 2013, is equal to or less than the threshold Incentive Net Income goal; and

•
Between 0% and 100% of the PSUs on a linear basis for Incentive Net Income between threshold Incentive Net Income and the target Incentive Net Income, determined by straight-line interpolation rounded up or down to the nearest whole number.

The CEO cannot earn more than 100% of the PSUs awarded. 50% of the shares that are earned pursuant to the PSUs vest upon the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and 50% upon the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)
These amounts represent performance-based PSU awards issued to the NEOs (other than the CEO). Under the terms of the PSUs, these NEOs will earn will earn:

•
125% of the PSUs if the Company's Incentive Net Income for the year ending December 31, 2013, equals or exceeds the stretch Incentive Net Income;

•
100% of the PSUs if the Company's Incentive Net Income for the year ending December 31, 2013 equals or exceeds target Incentive Net Income;

•
0% of the Performance RSUs, if the Company's Incentive Net Income for the fiscal period ending December 31, 2013 is equal to or less than threshold Incentive Net Income; and

•
Between 0% and 125% of the PSUs on a linear basis for Incentive Net Income between threshold Incentive Net Income and stretch Incentive Net Income, determined by straight-line interpolation rounded up or down to the nearest whole number.

The NEOs (other than the CEO) have their PSUs capped at 125% of target. 50% of the shares that are earned pursuant to the PSUs vest upon the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and 50% upon the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(4)
Represents the grant-date fair value of stock awards as calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 2 and 16 of the Notes to our consolidated financial statements for the transition period ended December 31, 2012 included in our Transition Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(5)
Mr. Keck's bonus is based on a commission that is earned for orders we receive for polysilicon products and services. Amount reflected in the table under the "Maximum" column represents the maximum amount payable to Mr. Keck under his commission arrangement as set forth in his employment agreement. The target amount set forth in this table does not take into account the letter agreement amending Mr. Keck's employment agreement entered into in October 2012. Additional information about Mr. Keck's commission payments and amendments to his employment agreement are set forth below under "Employment Agreements—David W. Keck".

Outstanding Equity Awards at Transition Period End

        The following table provides information on each of the awards granted to our NEOs that were outstanding as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Thomas Gutierrez	261,438	(1)	163,399	(1)	$5.36	10/29/19	100,000	(2)	$303,000	—		—
	57,445	(1)	68,934	(1)	$5.44	06/02/20	45,956	(2)	$139,247	—		—
	—		—		—	—	84,554	(2)	$256,199	—		—
	—		—		—	—	127,182	(2)	$35,361	—		—
	—		—		—	—	—		—	207,259	(3)	$627,995
	—		—		—	—	—		—	254,434	(4)	$770,935
	—		—		—	—	—		—	310,976	(5)	$942,257
Richard Gaynor	112,793	(1)	73,998	(1)	$5.56	03/01/20	62,158	(2)	$188,339	—		—
	—		—		—	—	42,277	(2)	$128,099	—		—
	—		—		—	—	52,369	(2)	$158,678	—		—
	—		—		—	—	—		—	46,550	(3)	$141,047
	—		—		—	—	—		—	106,430	(4)	$322,483
	—		—		—	—	—		—	70,953	(5)	$214,988
Daniel W. Squiller	—		—		—	—	746,269	(2)	$2,261,195	—		—
David Keck	17,201	(1)	15,481	(1)	$4.81	09/01/19	10,386	(2)	$32,833	—		—
	19,149	(1)	34,467	(1)	$5.44	06/02/20	22,978	(2)	$69,623	—		—
	—		—		—	—	42,277	(2)	$128,099	—		—
	—		—		—	—	41,147	(2)	$124,675	—		—
	—		—		—	—	—		—	36,575	(3)	$110,822
	—		—		—	—	—		—	106,430	(4)	$322,483
	—		—		—	—	—		—	70,953	(5)	$214,988
Jeffrey J. Ford	20,250	(1)	—	(1)	$5.64	12/21/17	8,336	(2)	$25,258	—		—
	23,817	(1)	11,909	(1)	$4.81	09/01/19	31,020	(2)	$93,991	—		—
	46,530	(1)	46,530	(1)	$5.44	06/02/20	42,277	(2)	$128,099	—		—
	—		—		—	—	41,147	(2)	$124,675	—		—
	—		—		—	—	—		—	36,575	(3)	$110,882
	—		—		—	—	—		—	106,430	(4)	$322,483
	—		—		—	—	—		—	70,953	(5)	$214,988

(1)
Options to purchase 784,314 shares of our common stock were granted to Mr. Gutierrez on October 29, 2009, of which 1/4 vested on October 29, 2010, the first anniversary of the grant date, and 1/48 vest each month subsequent to October 29, 2010. Options to purchase 183,824 shares of our common stock were granted to Mr. Gutierrez on June 2, 2010, of which 1/4 vested on June 2, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011.

Options to purchase 236,791 shares of our common stock were granted to Mr. Gaynor on March 1, 2010, of which 1/4 vested on March 1, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to March 1, 2011.

Options to purchase 82,565 shares of our common stock were granted to Mr. Keck on September 1, 2009, of which 1/4 vested on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010. Options to purchase 91,912 shares of our common stock were granted to Mr. Keck on June 2, 2010, of which 1/4 vested on June 2, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011.

  Options to purchase 138,856 shares of our common stock were granted to Mr. Ford on December 21, 2007, of which 1/4 vested on December 21, 2008, the first anniversary of the date of grant, and 1/48 vest each month subsequent to December 21, 2008. Options to purchase 63,512 shares of our common stock were granted to Mr. Ford on September 1, 2009, of which 1/4 vested on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010. Options to purchase 124,080 shares of our common stock were granted to Mr. Ford on June 2, 2010, of which 1/4 vested on June 2, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011.

(2)
These restricted stock unit awards vest over four years in four equal annual installments commencing on the first anniversary of the grant date.

(3)
These amounts represent performance-based restricted stock unit awards issued to the NEOs, of which 1/3 are earned upon the achievement of an incentive operating income targets established by the Compensation Committee for three consecutive twelve month periods commencing on March 31, 2011, and those shares that are earned upon achievement of the metric vest upon the filing of the Quarterly Report on Form 10-Q for the quarter ended March 29, 2014.

(4)
These restricted stock unit awards vest as to 25% on the first anniversary of the date of grant and in equal quarterly amounts over the following three year period.

(5)
These performance-based restricted stock unit awards are earned upon the achievement of a target compound annual growth rate in the Company's incentive net income for the two year period ending December 31, 2013, and those shares that are earned upon achievement of such metric vest 50% upon the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and 50% upon the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(6)
Based on the on the $3.03 closing market price of our common stock on December 31, 2012 (the last day of trading of the transition period ended December 31, 2012).

Option Exercises and Stock Vested Table

        The following table provides information on the aggregate value realized by the NEOs upon the exercise of stock options, and the aggregate value realized by the NEOs upon the vesting of restricted stock unit awards during the Transition Period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Thomas Gutierrez	—	—	207,649	(1)	$946,287	(1)
Richard Gaynor	—	—	38,596	(2)	$155,468	(2)
Daniel W. Squiller	—	—	—		—
David W. Keck	—	—	83,431	(3)	$342,627	(3)
Jeffrey J. Ford	—	—	74,451	(4)	$307,236	(4)

(1)
Amount equals the closing market price of our common stock on June 2, 2012, October 29, 2012 and November 10, 2012, multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Gutierrez acquired 131,963 shares upon vesting of restricted stock units in the Transition Period.

(2)
Amount equals the closing market price of our common stock on June 2, 2012 and November 10, 2012 multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Gaynor acquired 28,388 shares upon vesting of restricted stock units in the Transition Period.

(3)
Amount equals the closing market price of our common stock on June 2, 2012, September 1, 2012, November 10, 2012 and December 12, 2012 multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Keck acquired 50,871 shares upon vesting of restricted stock units in the Transition Period.

(4)
Amount equals the closing market price of our common stock on June 2, 2012, September 1, 2012, November 10, 2012 and December 12, 2012 multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Ford acquired 55,031 shares upon vesting of restricted stock units in the Transition Period.

 Pension Benefits

        We do not sponsor or maintain any pension plans.

Non-qualified Deferred Compensation

        We have not adopted any non-qualified defined contribution plans or other deferred compensation plans.

Employment Agreements

        The following information summarizes the employment agreements for our NEOs.

        Thomas Gutierrez.    Mr. Gutierrez's employment agreement provides for an initial annual base salary of $507,500, or such higher rate as the Compensation Committee may determine from time to time, a one-time bonus under the 2010 Executive Incentive Program equal to a pro rata portion of Mr. Gutierrez's annual base salary, an additional one-time bonus payable in two installments equal to an aggregate of $240,000 (of which approximately $60,000 was reimbursement for relocation expenses when Mr. Gutierrez commenced employment with the Company), participation in our employee benefit programs provided for in the agreement or determined by the Board for which senior executive employees of the Company and its subsidiaries are generally eligible and four weeks of paid vacation and paid leave for illness. The employment agreement also provides for a grant to Mr. Gutierrez of 400,000 restricted stock units and an option to purchase 784,314 shares of our common stock upon satisfaction of certain conditions. The employment agreement also provides that upon termination of Mr. Gutierrez's employment with the Company without "Cause" (as defined in the employment agreement) or by Mr. Gutierrez for "Good Reason" (as defined in the employment agreement), and upon satisfaction of certain conditions, Mr. Gutierrez would be entitled to his base salary and continued health insurance benefits for twelve months following such termination. Mr. Gutierrez is also subject to certain confidentiality and non-competition obligations that continue following the termination of his employment.

        Richard Gaynor.    Mr. Gaynor's employment agreement provides for an initial annual base salary of $320,000, or such higher rate as the Compensation Committee may determine from time to time, participation in our executive incentive programs with a target bonus equal to a pro rata portion of 60% of Mr. Gaynor's base salary in fiscal year 2011; a one-time sign-on bonus of $85,000, payable in two equal installments, the first upon commencement of employment with the Company and the second at the same time as other executives receive payments under the 2010 Executive Incentive Program, three weeks of paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provides for a grant to Mr. Gaynor of 124,316 restricted stock units and an option to purchase 236,791 shares of our common stock. The employment agreement also provides that in the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Gaynor for "Good Reason" (as defined in the employment agreement), Mr. Gaynor would be entitled to twelve months of base salary and health benefits following such termination. The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions.

        Daniel W. Squiller.    Mr. Squiller's employment agreement provides for an initial annual base salary of $500,000, or such higher rate as the Compensation Committee may determine from time to time, a discretionary sign-on bonus of $200,000, participation in our executive incentive programs with a target bonus equal to 100% of Mr. Squiller's base salary in calendar year 2012 pro-rated for the number of days he was employed during 2012 (provided that Mr. Squiller will receive a minimum bonus equal to 50% of his base salary, pro rated for the number of days he was employed during 2012; four weeks of paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provides for a grant to Mr. Squiller of restricted stock units calculated by dividing $4,000,000 by the closing price of the Company's common stock on the date his employment commenced. The employment agreement also provides that in the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Squiller for "Good Reason" (as defined in the employment agreement), Mr. Squiller would be entitled to twelve months of base salary and health benefits following such termination. The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions.

        David W. Keck.    Mr. Keck's employment agreement provides for an initial annual base salary of $190,000, to be reviewed annually by our Board of Directors, and participation in our health, medical, dental and long-term disability insurance programs, 401(k) participation, eligibility for any long-term incentive plans applicable to senior management at the discretion of the Board, three weeks of paid vacation, and any other benefits available to employees on terms generally available to senior management. Until amended in October 2012 (as described below), Mr. Keck was also entitled to a commission based on orders we receive for polysilicon products and services. With respect to each order for which a commission is earned, a commission is payable as follows: (i) 15% of Mr. Keck's commission when a deposit is received, (ii) 45% when a shipment payment is received and (iii) 40% when a final payment is received. Because of the complexity associated with tracking shipment payments, the portion of the commission that relates to shipment payments is instead paid in two increments: 22.5% of the commission is paid when the first vessel with respect to an order is shipped and 22.5% is paid when the last vessel with respect to that order is shipped. These payments were made in the calendar quarter immediately following the calendar quarter in which a triggering event described in clauses (i), (ii) or (iii) of the preceding sentence occurred, and subject to the condition that Mr. Keck be employed on the date on which such triggering event occurs. In the event of termination by us without "Cause" (as defined in the employment agreement) or by Mr. Keck for "Good Reason" (as defined in the employment agreement), Mr. Keck would be entitled to six months of base salary, health, medical and dental insurance benefits following such termination, subject to certain restrictions, and accrued and unpaid bonus for the year prior to the year in which termination occurs. In connection with his employment agreement, Mr. Keck entered into an employee, non-competition, non-disclosure, proprietary information and patent and invention assignment agreement which contain non-competition and non-solicitation provisions that continue for three years following termination of his employment.

        In October 2012, the Company entered into a letter agreement with Mr. Keck. This letter agreement provides that Mr. Keck's existing employment agreement, as described in the preceding paragraph, be amended to terminate his right to receive certain on-going annual incentive payments which are based on the sale of polysilicon equipment and services. In lieu of such annual incentive payments, the Company will pay Mr. Keck the following: (i) $1.5 million (less annual base salary and the sales incentive paid to Mr. Keck for the quarter ended June 30, 2012), to be paid in three equal quarterly installments beginning with the quarter ended September 30, 2012 and (ii) $2.5 million, to be paid in six equal quarterly installments beginning 30 days following the termination of Mr. Keck's employment with the Company under the Independent Consulting Agreement described below (provided that, under certain circumstances, such amount will be reduced to (A) $2.0 million if Mr. Keck terminates his employment prior to December 31, 2013 or (B) $1.5 million if Mr. Keck terminates his employment prior to December 31, 2012). In addition, the letter agreement removed an exception to Mr. Keck's non-competition covenant and decreased its length from three years to two years. Mr. Keck entered into an Independent Consultant Agreement with the Company contemporaneously with the letter agreement. The Independent Consulting Agreement shall become effective only after Mr. Keck terminates his employment with the Company. The Independent Consulting Agreement provides that Mr. Keck will provide consulting services, for a period of

18 months (such period to commence following termination of his employment with the Company) , in connection with the business operations and technology matters of the Company's polysilicon business. Mr. Keck has agreed to make these services available up to 100 hours per quarter during the term of the Independent Consulting Agreement.

        Jeffrey J. Ford.    Mr. Ford's employment agreement provides for an initial annual base salary of $175,000, to be annually reviewed by our Board of Directors, and participation in our annual bonus plan, health, medical, dental and long-term disability insurance programs, 401(k) participation, eligibility for any long-term incentive plans applicable to senior management at the discretion of the Board, three weeks' paid vacation, and any other benefits available to employees on terms generally available to senior management. Mr. Ford received a $50,000 cash bonus upon the commencement of his employment with us and also received a $25,000 "stay" bonus in June 2007 and June 2008, the first and second anniversaries of his employment date, respectively. Mr. Ford also receives reimbursement for certain reasonable expenses with respect to travel and transportation and his placement in China. In the event of termination by us without "Cause" (as defined in the employment agreement) or by Mr. Ford for "Good Reason" (as defined in the employment agreement), Mr. Ford would be entitled to twelve months of base salary, health, medical and dental insurance benefits following such termination, subject to certain restrictions, and accrued and unpaid bonus for the year prior to the year in which termination occurs. In connection with his employment agreement, Mr. Ford entered into an employee, non-competition, non-disclosure, proprietary information and patent and invention assignment agreement which contains non-competition and non-solicitation provisions that continue for three years following termination of his employment.

        In December 2008, we entered into amendments to the employment agreements with Messrs. Ford and Keck, in order that the provisions of those agreements comply with the requirements of Section 409A of the Internal Revenue Code, which provide generally that payments under the employment agreements are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code. The remaining NEOs entered into employment agreements with us after December 2008 and provisions similar to those set forth above were included in the employment agreement they executed with us.

Potential Payments Upon Termination or Change-in-Control

        Our NEOs currently employed by us may receive certain benefits upon the termination of their employment with us under the following circumstances:

  •
  termination by us without Cause or by them for Good Reason;

  •
  termination as a result of death of disability; and

  •
  Change in Control and termination by us (or a successor entity) without Cause or by them for Good Reason within twelve months.

        Earned Pay.    If a named executive officer either (1) is terminated for Cause or (2) terminates his or her employment other than for Good Reason, then the named executive officer forfeits any earned, but unpaid, bonus amounts for the year prior to the year in which the termination takes place. If a named executive officer either (1) is terminated other than for Cause or (2) terminates his or her employment for Good Reason, then the named executive officer would be entitled to receive any remaining unpaid portions of bonuses earned in the year prior to the year in which the termination takes place. In certain cases, such as Mr. Gutierrez's, Mr. Squiller's and Mr. Gaynor's employment agreements, receipt of a pro-rated bonus upon death or disability is subject to Board approval (in the case of Mr. Ford, he is entitled to receive a pro-rated bonus upon death or disability). Under all of the termination scenarios, the NEOs would remain entitled to any unpaid, but earned portions of salary and benefits up until the time of termination. Mr. Keck's payments under the October 2012 amendment to his employment agreement may be reduced in certain cases of his termination of employment (as described above).

        Unvested Equity Awards.    In accordance with the terms of the NEOs' equity award agreements, if an NEO is terminated for any reason (other than following a change in control), he or she forfeits all unvested equity awards (including upon death or disability). In addition, equity award agreements for our NEOs for options or restricted stock units do not provide for accelerated vesting solely upon termination of employment. Therefore, there is no incremental benefit associated with these equity awards at termination. In January 2013, equity awards granted to our NEOs provide that such awards may be "earned" and vest following the retirement of the applicable executive officer if (A) the sum of the total years of such executive officer's service at the Company plus his age is equal to (or greater than) 65, and (B) such executive officer (1) has at least 5 years of service at the Company and (2) is at least 60 years old.

        In June 2010, the Board of Directors amended all option and restricted stock unit agreements for executive officers to provide, to the extent they did not already do so and to the extent such modifications do not cause the awards to become subject to Section 409A of the Internal Revenue Code, that upon a termination of the executive officer's employment by the Company (or a successor entity) without "Cause" (as defined in the executive officer's employment agreement), or by the executive officer for "Good Reason" (as defined in the executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement and stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest. All equity awards granted to the NEOs after June 2010 included provisions substantially similar to those described above in this paragraph.

        We believe that having in place reasonable and competitive stock compensation is essential to attracting and retaining highly-qualified executives. In determining the conditions on which equity awards will accelerate, and what portion of the award that will accelerate, under the various options that are used by companies in our industry and generally, the Compensation Committee has drawn a distinction between, on the one hand, voluntary terminations and terminations for cause and, on the other, terminations without cause following a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits we receive from having a compensation program that is competitive with other companies, as well as the likelihood that the executive's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with the Company (or a successor entity).

        Incremental Benefits.    In connection with either (1) termination by us without Cause or (2) termination by the named executive officer for Good Reason, the named executive officer would receive benefits equal to one year's salary (six month's salary in the case of Mr. Keck) and a continuation of benefits for the period of one year (or six months in the case of Mr. Keck), subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code. These payments following termination of employment will be paid over the applicable period in accordance with GTAT's standard payroll practices. In connection with termination of employment as a result of disability or death, the named executive officer, subject to approval of the Board of Directors for certain NEOs, would be entitled to receive a bonus payment at target for the year in which the termination takes places, prorated by the portion of the year elapsed until the termination date.

        We believe that having in place reasonable and competitive employee severance plans is essential to attracting and retaining highly-qualified executives. Our employment arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate an executive's transition to new employment. We seek to mitigate any potential employer liability by requiring the executive to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits. While we do not believe that the provisions of a severance benefit would be a determinative factor in an executive's decision to join, or remain with, GTAT, the absence of such a provision in the employment agreement would present a distinct competitive disadvantage in the market for talented executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation. We do not consider specific amounts payable under the employment arrangements described above when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment agreements, the Compensation Committee has drawn a distinction between, on the one hand, voluntary terminations and terminations for cause and, on the other, terminations without cause. Payment in the latter circumstances has been deemed appropriate in light of the benefits we receive to us described above as well as the likelihood that the executive's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with us.

        The following table shows the incremental benefits that would be received by the NEOs under the various termination scenarios if their termination had occurred on December 31, 2012. The last column gives effect to the June 2010 amendments to the NEOs' options and restricted stock unit awards that provide that upon a termination of the executive officer's employment by the Company without "Cause" (as defined in the executive officer's employment agreement), or by the executive officer for "Good Reason" (as defined in the executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement and non-qualified stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest.

Name	Benefit	Termination Without Cause or For Good Reason	Death or Disability(1)	Change in Control and Termination Without Cause Within Twelve Months
Thomas Gutierrez	Base Salary Continuation	$725,000	—	$725,000
	Bonus(2)	—	$679,688	—
	Health, Medical, Dental Benefits	$14,230	—	$14,230
	Vesting of RSUs(3)	—	—	$1,854,742
	Vesting of PSUs(3)	—	—	$1,570,252
	Stock Options(3)	—	—	$703,969

	Total	$739,230	$679,688	$4,868,193
Richard Gaynor	Base Salary Continuation	$400,000	—	$400,000
	Bonus(2)	—	$240,000	—
	Health, Medical, Dental Benefits	$19,985	—	$19,985
	Vesting of RSUs(3)	—	—	$797,599
	Vesting of PSUs(3)	—	—	$356,034
	Stock Options(3)	—	—	$224,214

	Total	$419,985	$240,000	$1,797,832
Daniel W. Squiller	Base Salary Continuation	$500,000	—	$500,000
	Bonus(2)	—	$250,000	$—
	Health, Medical, Dental Benefits	$24,117	—	24,117
	Vesting of RSUs(3)	—	—	$2,261,195
	Vesting of PSUs(3)	—	—	—
	Stock Options(3)	—	—	—

	Total	$524,117	$250,000	$2,785,312
David W. Keck	Base Salary Continuation	$187,500	—	$187,500
	Bonus(4)	—	—	—
	Health, Medical, Dental Benefits	$9,484	—	$9,484
	Vesting of RSUs(3)	—	—	$677,714
	Vesting of PSUs(3)	—	—	$325,810
	Stock Options(3)	—	—	$151,342

	Total	$196,984	—	$1,351,850
Jeffrey J. Ford	Base Salary Continuation	$375,000	—	$375,000
	Bonus(2)	—	210,938	—
	Health, Medical, Dental Benefits	$17,067	—	$17,067
	Vesting of RSUs(3)	—	—	$694,505
	Vesting of PSUs(3)	—	—	$325,810
	Stock Options(3)	—	—	$177,070

	Total	$392,067	210,938	$1,589,452

(1)
The employment agreements with Messrs. Gutierrez, Gaynor and Squiller provide for the payment of their pro-rated bonus upon death or disability requires Board approval. For the purpose of this table, we have assumed the Board has approved the bonus payment at Transition Period-end for service through the last day of the transition period. The employment agreements with Messrs. Keck and Ford provide that they are entitled to the payment of their pro-rated bonus upon death or disability (and no approval is required by the Board). Therefore, in each case, the amounts set forth in this column reflect a bonus for 9 months, which is consistent with the target amounts set forth in the 162(m) Plan for the Transition Period. These bonus payments would be made in one lump sum to the NEO.

(2)
Amounts shown for "Bonus" represent the target bonus the NEO would have earned for the Transition Period under the 162(m) Plan, based on the assumption that the NEO's employment terminated as of the last day of the Transition Period, in accordance with the NEO's employment agreement. The amount set forth in the table reflects 100% of the target bonus under the 162(m) Plan because this table assumes that the NEOs were terminated as of the last day of the fiscal year and we had not yet determined the amount of the bonuses payable to our NEOs under the 162(m) Plan for the Transition Period.

(3)
Amounts shown for "Vesting of RSUs," "Vesting of PSUs," and "Stock Options" represent the incremental vesting of these equity awards in accordance with the terms of the agreements governing the awards valued at the closing market price on December 31, 2012 of $3.03.

(4)
Pursuant to the October 2012 letter agreement with Mr. Keck, the Company agreed to pay Mr. Keck the following: (i) $1.5 million (less annual base salary and the sales incentive paid to Mr. Keck for the quarter ended June 30, 2012), to be paid in three equal quarterly installments beginning with the quarter ended September 30, 2012 and (ii) $2.5 million, to be paid in six equal quarterly installments beginning 30 days following the termination of Mr. Keck's employment with the Company under the Independent Consulting Agreement described above (provided that, under certain circumstances, such amount will be reduced to (A) $2.0 million if Mr. Keck terminates his employment prior to December 31, 2013 or (B) $1.5 million if Mr. Keck terminates his employment prior to December 31, 2012).

DIRECTOR COMPENSATION

Cash Compensation

        Directors who are also our employees receive no compensation for serving as directors. Under the current director compensation guidelines, non-employee directors received an annual fee in the amount of $60,000 for their services as a director (which amount was increased from $40,000 in June 2012). Audit Committee members receive an additional annual fee in the amount of $7,500, and Compensation Committee members and Nominating and Corporate Governance Committee members receive an additional annual fee in the amount of $5,000. Chairs of committees receive the following fees (instead of, and not in addition to, the committee membership fees noted above): the chair of the Audit Committee receives an annual fee in the amount of $25,000 (which amount was increased from $20,000 in June 2012), the chair of the Compensation Committee receives an annual fee in the amount of $15,000, and the chair of the Nominating and Corporate Governance Committee receives an annual fee in the amount of $10,000. In addition, in February 2011, the Compensation Committee provided that the Chairman of the Board receive an additional $25,000 for such position. The Board also removed the $75,000 limitation that had formerly been placed on non-employee directors for their service on the Board or any standing committee of the Board.

        The fees payable to non-employee directors for the Transition Period (as reported in the table below) were pro-rated to reflect that the Transition Period consisted of the nine-month period from April 1, 2012 to December 31, 2012.

Equity Awards

        In June 2011, the Compensation Committee approved an equity incentive award for non-employee directors (other than Mr. Massengill) in the form of restricted stock units valued at $120,000 and approved an equity incentive award for Mr. Massengill in the form of restricted stock units valued at $194,999. During the Transition Period, such awards were issued on the date of the 2012 Annual Meeting (August 22, 2012).

        Beginning in 2009, restricted stock units awarded to non-employee directors, other than initial awards to newly appointed directors (which vest in three equal annual installments) and the restricted stock unit award to Mr. Godshalk in February 2009 (which vested in two equal annual installments), vest upon the earlier of (i) the day preceding the next annual meeting of stockholders of the Company and (ii) the first anniversary of the date of grant. These awards also contain the following change of control provision: Upon termination of director's directorship with us that also constitutes a "separation from service" within the meaning of Treas. Reg. §1.409A-3(i)(5) within twelve months following a "Change in Control," of the Company (the "Change in Control Termination"), if the Change in Control Termination occurs on or before the first anniversary of the date of grant, all of the restricted stock units shall vest on the date of the Change in Control Termination.

Reimbursement of Certain Expenses

        All of our directors are reimbursed for out-of-pocket expenses incurred in connection with attending all Board and other committee meetings.

 Director Compensation Table

        The following table sets forth the compensation paid to our non-employee directors in Transition Period:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kathleen A. Cote(2)	$50,625	$120,000	$170,625
J. Michal Conaway(2)	$67,500	$120,000	$187,500
Ernest L. Godshalk(2)	$56,250	$120,000	$176,250
Matthew E. Massengill(2)	$73,125	$194,999	$268,124
Mary Petrovich(2)	$48,750	$120,000	$168,750
Robert E. Switz(2)	$54,375	$120,000	$174,375
Noel G. Watson(2)	$48,750	$120,000	$168,750
Thomas Wroe, Jr.	0	0	0

(1)
Represents the grant date fair value of the stock award calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 2 and 16 of the Notes to our consolidated financial statements for the transition period ended December 31, 2012 included in our Transition Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(2)
In August 2012, all of the non-employee directors (other than Mr. Wroe and Mr. Massengill) were granted 19,802 restricted stock units. In August 2012, Mr. Massengill was granted 32,178 restricted stock units.

        The following table sets forth the aggregate number of restricted stock units and option awards outstanding for each of our non-employee directors as of December 31, 2012.

Name	Restricted Stock Units	Options
Kathleen A. Cote	34,954	—
J. Michal Conaway	19,802	—
Ernest L. Godshalk(1)	19,802	233,036
Matthew E. Massengill	32,178	—
Mary Petrovich	26,403	—
Robert E. Switz	26,403	—
Noel G. Watson	19,802	—
Thomas Wroe, Jr.	—	—

(1)
On December 21, 2007, Mr. Godshalk was granted an option to purchase 37,196 shares of our common stock at an exercise price of $5.64 per share, all of which are vested as of December 31, 2012. On July 27, 2006, Mr. Godshalk was granted an option to purchase 195,840 shares of our common stock at an exercise price of $1.66 per share, all of which are vested as of December 31, 2012.

Director Stock Ownership Guidelines

        In June 2009, the Board of Directors adopted stock ownership guidelines that apply to all of the non-employee directors. These guidelines provide that directors shall retain 50% of net after tax shares of common stock received (excludes options but includes shares received upon exercise of options) until the market value of shares held exceeds five times the board cash retainer (and, if, due to a decline in the value of the shares or an increase in the cash retainer, the market value of shares of common stock held falls below five times the board cash retainer, the directors must again retain 50% of net after tax shares of common stock received until the market value of shares held again exceeds five times the board cash retainer).

EXECUTIVE OFFICERS

        Set forth below are the name, age and position of each of our executive officers.

Name	Age	Position
Thomas Gutierrez	64	President and Chief Executive Officer
Daniel W. Squiller	55	Chief Operating Officer
Richard Gaynor	53	Vice President and Chief Financial Officer
Jeffrey J. Ford	56	Vice President of Business Development, DSS Business
David W. Keck	48	Executive Vice President, Worldwide Sales and Services
Hoil Kim	55	Vice President, Chief Administrative Officer, General Counsel and Secretary
Vikram Singh	45	Executive Vice President, Advanced Systems and Corporate R&D

        Set forth below is a description of the business experience of each of our executive officers:

        Thomas Gutierrez—President and Chief Executive Officer.    Mr. Gutierrez has served as President and Chief Executive Officer and a director since October 2009. He served as Chief Executive Officer and a member of the board of directors of Xerium Technologies Inc., a company that develops, manufactures and markets technically advanced synthetic textiles, from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez also served as Chief Executive Officer of Invensys Power Systems, a provider of power control and energy storage products, systems and services for industrial applications. Mr. Gutierrez has extensive international experience in product development, manufacturing, marketing and sales. Mr. Gutierrez has also held various positions with Pulse Engineering (1992-1994), Pitney Bowes, Inc. (1985-1992) and Motorola, Inc. (1981-1984). Mr. Gutierrez currently serves on the board of directors of Verso Paper Corp. and PhytoChem Pharmaceuticals, a company he founded. Mr. Gutierrez served as a director of Veeco Instruments Inc., a provider of process equipment technology solutions for data storage, LED, solar and other manufacturers from November 2010 to September 2011; a director of Comverge, Inc., a provider of clean energy alternatives from 2009 to 2010 and a director of Xerium Technologies Inc., a global manufacturer and supplier of consumable products used in the production of paper from 2001 to 2008. He received his BSc. degree in Electrical Engineering from Florida Institute of Technology.

        Daniel W. Squiller—Chief Operating Officer.    Mr. Squiller has served as Chief Operating Officer since January 2013. He served as President, Crystal Growth Systems Group from October 2012 to January 2013, and as President, PV and Worldwide Operations from July 2012 to October 2012. From October 2003 to July 2012, he served as Chief Executive Officer of PowerGenix, a manufacturer of high-power rechargeable batteries. From1998 to October 2003, Mr. Squiller served as President of Invensys Power Components, a division of Invensys plc, and a global manufacturer of Powerware UPSs, Teccor power semiconductors, and Lambda power supplies. Mr. Squiller's experience with early stage companies includes a post as General Manager of Indyme Electronics, a provider of telecommunications equipment, and Vice President of Business Development and Sales for St. Bernard Software, a provider of enterprise network protection software. Earlier in his career, Mr. Squiller spent 10 years at the San Diego division of Scientific Atlanta, which specializes in high-speed spectrum analysis instrumentation for commercial and government business sectors. There, he held positions in engineering, marketing, sales and operations. Mr. Squiller holds a B.S. in Electrical Engineering and an M.A. in Organizational Communication from Ohio University.

        Richard J. Gaynor—Vice President and Chief Financial Officer.    Mr. Gaynor has served as Vice President and Chief Financial Officer since March 2010. Prior to joining us, he served as Senior Vice President and Chief Financial Officer of Sonus Networks, Inc., a provider of communication equipment, from October 2007 to February 2010. From October 2004 to September 2007, he served as

Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Assistant Secretary of Sycamore Networks, Inc., a provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From January 2001 to September 2004, Mr. Gaynor was Vice President, Corporate Controller and Principal Accounting Officer of Manufacturers' Services Ltd., a global provider of sub-contract electronic manufacturing services. From January 2000 to January 2001, Mr. Gaynor was Chief Financial Officer of Evans and Sutherland Computer Corporation, a developer and manufacturer of flight simulation hardware and software. From March 1994 to December 1999, Mr. Gaynor was Vice President of Finance and Operations Controller at Cabletron Systems, Inc., a global provider of enterprise networking products. Mr. Gaynor received a BSc. degree in chemistry and biology from the National University of Ireland, St Patrick's College, and a MBA from Trinity College, Dublin, Ireland.

        Jeffrey J. Ford—Vice President of Business Development, DSS Business.    Mr. Ford has served as Vice President of Business Development, DSS Business since January 2013. He served as Vice President and General Manager, Asia Photovoltaic and Sapphire Equipment from February 2011 to January 2013, as Vice President, GT Solar Asia from May 2009 to February 2011, and as Vice President, Asia from June 2006 to May 2009. From November 2003 until June 2006, Mr. Ford served as General Manager of the Kayex division of SPX Corporation, or Kayex, a multi-industry manufacturer, in Rochester, New York. Mr. Ford served as Vice President Finance and then Acting President of Kayex from January 2001 until November 2003. He led a Sino-American joint venture in Hangzhou, China, where he established equipment production lines serving worldwide customers. Mr. Ford is a graduate of St. Bonaventure University and his professional background is in finance.

        David W. Keck—Executive Vice President, Worldwide Sales and Services.    Mr. Keck has served as Executive Vice President, Worldwide Sales and Services, since January 2013. He served as Vice President and General Manager, Polysilicon from May 2009 to January 2013 and as Vice President, Silicon Development from April 2006 to May 2009. Prior to April 2006, he operated his own consulting business relating to the silicon industry. From 1991 to 2005, Mr. Keck was Vice President of Business Development, Plant Manager and Operations Manager at Advanced Silicon Materials Incorporated (ASIMI), one of the leading manufacturers of ultra-pure silicon. He focused on the manufacture of silane gas and polysilicon for wafer fabrication companies and semiconductor companies. During his tenure at ASIMI, Mr. Keck worked on two major expansions including having overall responsibility for commissioning and starting up ASIMI's green-field facility in Butte, Montana. Early in his tenure at ASIMI, he was responsible for the design and operation of equipment that produced silicon. Prior to joining ASIMI, from 1987 to 1989, he served as a thermodynamics engineer with Lockheed Missiles & Space Corporation, where he was responsible for the design and testing for heat transfer systems in spacecraft. Mr. Keck has a degree in chemical engineering from Montana State University and a Masters of Business Administration from the University of Washington.

        Hoil Kim—Vice President, Chief Administrative Officer, General Counsel and Secretary.    Mr. Kim has served as Chief Administrative Officer since February 2010, and as Vice President, General Counsel and Secretary since December 2008. Mr. Kim served as Vice President, Strategic Development of Cabot Corporation, a multinational specialty chemicals company, from 2003 to 2008, with responsibility for overseeing expansion projects and acquisition activities on a global basis, and as Vice President and General Counsel from 2000 to 2003. In his strategic development position at Cabot, Mr. Kim played a significant role in the expansion of Cabot's businesses in China, as well as leading a number of acquisition transactions. Mr. Kim also practiced law at Dewey Ballantine in New York and at Hale and Dorr in Boston. Mr. Kim holds a B.S. in Engineering and Applied Science from Yale University and received his J.D. cum laude from Georgetown University.

        Vikram Singh—Executive Vice President, Advanced Systems and Corporate Research and Development.    Dr. Singh has served as Executive Vice President, Advanced Systems and Corporate Research and Development since July 2012. He served as Vice President and General Manager, Photovoltaic from February 2011 to July 2012, and as Vice President of Engineering from June 2010 to February 2011. Dr. Singh served in various capacities at Varian Semiconductor Equipment Associates, Inc., from 2003 to June 2010, most recently as Senior Director New Product Technology. Dr. Singh holds a BTech from the Indian Institute of Technology, and a M.S. and PhD from Texas Tech University.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

        The following table shows the amount of GTAT common stock beneficially owned as of April 8, 2013 (unless otherwise indicated) by each person known by GTAT to own beneficially more than 5% of our outstanding common stock, by each director of GTAT, by each of our NEOs and by all directors, nominees for director and executive officers of GTAT as a group.

        The following table lists the number of shares and percentage of shares beneficially owned based on 119,402,180 shares of common stock outstanding as of April 8, 2013. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of April 8, 2013 and restricted stock units that vest within 60 days of April 8, 2013 are deemed outstanding and beneficially owned by the person holding such options or restricted stock units, as applicable, for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Our Common Stock Beneficially Owned
Name	Number	Percentage
Five Percent Stockholders:
BlackRock, Inc.(1)	9,483,623	7.94%
UBS AG(2)	8,857,143	7.42%
FMR LLC(3)	7,644,401	6.40%
Norges Bank (The Central Bank of Norway)(4)	7,620,310	6.38%
Invesco Ltd.(5)	7,546,774	6.32%
DNB Asset Management AS(6)	7,078,672	5.93%
The Vanguard Group, Inc.(7)	7,043,545	5.90%
LSV Asset Management(8)	6,068,310	5.08%
Directors and Named Executive Officers:
Thomas Gutierrez(9)	767,906	*
Richard Gaynor(10)	284,728	*
Daniel W. Squiller	0	*
David W. Keck(11)	189,080	*
Jeffrey J. Ford(12)	248,988	*
Kathleen A. Cote(13)	24,853	*
J. Michal Conaway(13)	57,270	*
Ernest L. Godshalk(13)(14)	294,306	*
Matthew E. Massengill(15)	84,964	*
Noel G. Watson(13)	66,270	*
Mary Petrovich(16)	36,512	*
Robert E. Switz(16)	36,512	*
Thomas Wroe, Jr	0	*
All directors and executive officers as a group (15 persons)(17)	2,422,568	2.03%

*
Denotes less than one percent.

(1)
Based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2013 by BlackRock, Inc. As of December 31, 2012, BlackRock, Inc. was deemed to be the beneficial owner of 9,483,623 shares, with sole voting and investment power over all shares. BlackRock, Inc. is located at 40 East 52nd Street, New York, New York 10022.

(2)
Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2013 by UBS AG and on behalf of certain subsidiaries. As of December 31, 2012, UBS AG was deemed to be the beneficial owner of 8,857,143 shares, with sole voting and investment power over all shares. UBS AG is located at Bahnhofstrasse 45, P. O. Box CH-8021, Zurich, Switzerland.

(3)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC. As of December 31, 2012, FMR LLC was deemed to be the beneficial owner of 7,644,401 shares, with sole dispositive power over all shares, and sole voting power over 1,737,579 shares. FMR LLC is located at 82 Devonshire Street Boston, Massachusetts, 02109.

(4)
Based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2013 by Norges Bank (The Central Bank of Norway). As of December 31, 2012, Norges Bank was deemed to be the beneficial owner of 7,620,310 shares, with sole dispositive power over 2,060,168 shares of the Company's Common Stock, and sole voting power over all shares. Norges Bank is located at Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway.

(5)
Based on information contained in a Schedule 13G filed with the SEC on February 13, 2013 by Invesco Ltd. As of December 31, 2012, Invesco Ltd. Inc. was deemed to be the beneficial owner of 7,546,774 shares, with sole dispositive and voting power over all shares. Invesco Ltd. is located at 1555 Peachtree Street NE, Atlanta, Georgia 30309.

(6)
Based on information contained in a Schedule 13G filed with the SEC on February 5, 2013 by DNB Asset Management AS. As of December 31, 2011, DNB Asset Management AS was deemed to be the beneficial owner of 7,078,672 shares, with sole dispositive and voting power over all shares of the Company's Common Stock. DNB Asset Management AS is located at Ovre Slottsgate 3, Oslo, Norway N-0021.

(7)
Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2013 by The Vanguard Group, Inc. As of December 31, 2012, The Vanguard Group, Inc. was deemed to be the beneficial owner of 7,043,545 shares, with sole dispositive power over 6,877,773 shares of the Company's Common Stock, and sole voting power over 171,172 shares. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Based on information contained in Schedule 13G filed with the SEC on February 13, 2013 by LSV Asset Management. As of December 31, 2012, LSV Asset Management was deemed to be the beneficial owner of 6,068,310 shares, with sole voting and investment power over all shares. LSV Asset Management located at 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(9)
Includes options to purchase 423,560 shares of common stock exercisable on or prior to 60 days following April 8, 2013 and 128,981 restricted stock units which vest on or prior to 60 days following April 8, 2013.

(10)
Includes options to purchase 142,392 shares of common stock exercisable on or prior to 60 days following April 8, 2013 and 44,064 restricted stock units which vest on or prior to 60 days following April 8, 2013.

(11)
Includes options to purchase 58,159 shares of common stock exercisable on or prior to 60 days following April 8, 2013 and 51,812 restricted stock units which vest on or prior to 60 days following April 8, 2013.

(12)
Includes options to purchase 114,046 shares of common stock exercisable on or prior to 60 days following April 8, 2013 and 55,833 restricted stock units which vest on or prior to 60 days following April 8, 2013.

(13)
Includes 19,802 restricted stock units which vest on or prior to 60 days following April 8, 2013.

(14)
Includes options to purchase 233,036 shares of common stock exercisable on or prior to 60 days following April 8, 2013.

(15)
Includes 32,178 restricted stock units which vest on or prior to 60 days following April 8, 2013.

(16)
Includes 23,102 restricted stock units which vest on or prior to 60 days following April 8, 2013.

(17)
Includes options to purchase 1,111,790 shares of common stock exercisable on or prior to 60 days following April 8, 2013 and 546,199 restricted stock units which vest on or prior to 60 days following April 8, 2013.

TRANSACTIONS WITH RELATED PERSONS

Statement of Policy Regarding Transactions with Related Persons

        On June 30, 2008, our Board of Directors adopted a statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any "interested transaction" (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or one of our subsidiaries are a participant, and (3) any related person has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to the Board of Directors. No interested transaction will be consummated or will continue without the approval or ratification of the Audit Committee. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. It is our policy that, except as provided in our amended and restated certificate of incorporation, directors interested in an interested transaction will recuse themselves from any vote of an interested transaction in which they have an interest.

        We did not enter into any "interested transaction" as described above with our officers, directors or principal stockholders in the Transition Period.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Review of Audited Financial Statements with Management

        The Audit Committee reviewed and discussed with management GTAT's audited consolidated financial statements for the Transition Period.

Review of Financial Statements and Other Matters with Independent Accountant

        The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by SEC Regulation S-X Rule 2-07 and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Deloitte & Touche LLP its independence from GT Advanced Technologies Inc.

Recommendation that Financial Statements be Included in Transition Report

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in GTAT's Transition Report on Form 10-K for the nine-month transition period ended December 31, 2012 for filing with the SEC.

J. Michal Conaway, Chairman
Kathleen A. Cote
Robert E. Switz

 Principal Accountant Services and Fees

        Deloitte & Touche LLP was GTAT's independent registered accounting firm for the transition period ended December 31 2012 and fiscal year ended March 31, 2012. Fees for professional services rendered by Deloitte & Touche LLP were as follows:

Services Rendered	Nine-Month Period Ended 12/31/12	Fiscal 2012
Audit Fees(1)	$2,154,906	$1,867,676
Audit-Related Fees(2)	0	104,094
Tax Fees(3)	—	—
All Other Fees(4)	0	2,200

Total Fees	$2,154,906	$1,973,970

(1)
Audit fees include professional services for the audit of GTAT's consolidated financial statements included in the Transition Report on Form 10-K, and Registration Statements on Form S-8 and review of financial statements included in GTAT's Quarterly Reports on Form 10-Q, performance of a statutory audit of GTAT's Hong Kong subsidiary and consultations regarding on-going financial accounting matters.

(2)
Audit-related fees consist of fees related to transaction due diligence services.

(3)
No tax fees were paid in Transition Period ended December 31, 2012 or fiscal year ended March 31, 2012.

(4)
All Other Fees consist of professional services other than services reported above, including fees for our subscription to Deloitte & Touche LLP's on-line accounting research tool.

        Deloitte & Touche LLP is continuing to serve as our independent registered public accounting firm. Representatives from Deloitte & Touche LLP are expected to be present at the 2013 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from GTAT's stockholders.

Audit Committee Pre-Approval Policy

        Pursuant to its charter, all auditing, internal control related and permitted non-audit services provided by the independent auditor (including fees and terms thereof) requires the prior approval of the Audit Committee. The Audit Committee does not engage the independent auditor to perform any non-audit services which would adversely affect its independence or are prohibited by law or regulation. On November 12, 2009, the Audit Committee adopted an audit and non-audit services pre-approval policy. The policy provides that any audit, audit related, tax and all other services consistent with applicable law, rule and regulation shall be subject to prior approval at any Audit Committee meeting, and that the Audit Committee may properly delegate to any one member of the Committee the authority to approve the type of service with respect to which pre-approval is required, and that such delegation is effective for twelve months thereafter.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Introduction

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP to serve as GTAT's independent registered public accounting firm for its fiscal year ending December 31, 2013.

        The Sarbanes-Oxley Act of 2002 and the Audit Committee Charter require the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider the appointment and may retain Deloitte & Touche LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of Deloitte & Touche LLP, the Audit Committee may select another firm if it determines such selection to be in the best interest of GTAT and its stockholders.

        Representatives from Deloitte & Touche LLP are expected to be present at the 2013 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from GTAT's stockholders.

        A summary of the audit fees paid to Deloitte & Touche LLP for the nine-month transition period ended December 31, 2012 is set forth on page 68.

Recommendation

        The Board of Directors recommends that you vote "FOR" the ratification of the Audit Committee's appointment of Deloitte & Touche LLP as GTAT's independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires the Company's stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

        The Compensation Committee has adopted and implemented a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of our executives. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our NEOs.

        We have adopted the following specific compensation practices, among others, as means of implementing this "pay-for-performance" philosophy:

  •
  A significant portion of executive officer compensation is made through equity-based awards. A significant portion of the equity awards granted in the Transition Period were performance-based and the Company has to achieve a target compound annual growth rate in the Company's Incentive Net Income for the two year period ending December 31, 2013. In addition, all of our equity awards awarded in the Transition Period have significant vesting periods designed to encourage our employees and executives to focus on the long-term performance of our stock price. Our restricted stock unit awards generally vest over two, three or four years. We set a goal each year to keep the shareholder dilution related to our equity ownership program at a percentage consistent with that of our industry.

  •
  Cash incentive bonuses are aligned closely with company performance for the past fiscal period. We tie bonuses to those financial metrics that we believe are aligned with increasing shareholder value. We cap bonus payments under our performance incentive plan at two times the target bonus.

  •
  Our policy regarding equity ownership guidelines for officers and certain executives to require that our executive officers retain more shares (including those received upon the exercise of options or the vesting of restricted stock unit awards).

We only provide limited perquisites to our executives.

        In addition, we:

  •
  prohibit the repricing of stock options without prior stockholder approval;

  •
  prohibit the payment of dividends on a performance award until the award is actually earned;

  •
  have a clawback policy covering executive officers;

  •
  do not include excise tax gross-ups in our change in control termination benefits;

  •
  have double-trigger change in control equity acceleration that requires termination of employment; and

  •
  under our insider trading policy, prohibit hedging transactions, holding Company stock in margin accounts and pledging Company stock as collateral for loans.

        Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for an overview and details of the compensation paid to our NEOs.

        We are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under "Executive Compensation Matters—Compensation Discussion and Analysis," the compensation tables and the narrative discussion contained therein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs.

        This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of our stockholders. We will consider the results of the voting, and the Compensation Committee will evaluate whether any actions should be taken.

Recommendation

        Our Board of Directors recommends that you vote "FOR" our Transition Period executive compensation.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports that were required to be filed under Section 16(a) during the Transition Period.

Stockholder Proposals and Director Nominations

        Stockholder proposals for the 2014 Annual Meeting of Stockholders (the "2014 Annual Meeting") must be received at our principal executive offices by December 28, 2013, and must otherwise comply with the SEC's rules, to be considered for inclusion in our proxy materials relating to our 2014 Annual Meeting.

        If you intend to present a proposal at the 2014 Annual Meeting, or if you want to nominate one or more directors at the 2014 Annual Meeting, you must comply with the advance notice provisions of GTAT's By-Laws. If you intend to present a proposal at the 2014 Annual Meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address below. The Secretary must receive this notice no earlier than February 6, 2014 and no later than March 8, 2014.

        You may contact our Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our By-Laws are also available on our website at www.gtat.com.

        Proponents must submit notices of proposals and nominations in writing to the following address:

Secretary
GT Advanced Technologies Inc.
20 Trafalgar Square
Nashua, New Hampshire 03063

        All proposals should be submitted by certified mail, return receipt requested. The Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Transition Report on Form 10-K

        We are providing without charge, to each person from whom a proxy is solicited, a copy of our Transition Report on Form 10-K for the Transition Period, including the financial statements and schedules. To request an additional copy of the Transition Report on Form 10-K, please write to Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire, 03063.

 Solicitation of Proxies

        The cost of soliciting proxies in the enclosed form will be borne by GTAT. In addition to solicitation by mail, officers and other employees of GTAT may solicit proxies personally, by telephone and by facsimile. GTAT may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

        Broadridge Financial Solutions, Inc., or Broadridge, will assist us with the distribution of proxy materials. We estimate that we will pay Broadridge approximately $70,000 for its services plus out-of-pocket expenses. We have retained Morrow & Co., LLC, or Morrow, for proxy advisory and solicitation services. We will pay Morrow approximately $5,000 for its services plus out-of-pocket expenses. We may ask Morrow to solicit proxies on our behalf by telephone for a fee of $5.50 per shareholder for each completed phone call. Morrow may solicit proxies by personal interview, mail and telephone.

Miscellaneous

        The management does not know of any matters to be presented at the 2013 Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the 2013 Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting to be Held on June 5, 2013

This proxy statement and our Transition Report on Form 10-K are available at the
Investor Relations section of our website (www.gtat.com) and can be accessed directly at the following Internet address: http://investor.gtat.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire, 03063, telephone: (603) 883-5200. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X GT ADVANCED TECHNOLOGIES INC. 01N0AB 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote “FOR” EACH NOMINEE LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013. Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. For Against Abstain 3. Advisory approval of the Company’s executive officer compensation. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - J. Michal Conaway 04 - Thomas Gutierrez 07 - Robert E. Switz 02 - Kathleen A. Cote 05 - Matthew E. Massengill 08 - Noel G. Watson 03 - Ernest L. Godshalk 06 - Mary Petrovich 09 - Thomas Wroe, Jr. 1. ELECTION OF DIRECTORS For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION Nominees: qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on June 4, 2013. Vote by Internet • Go to www.investorvote.com/GTAT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Annual Meeting of Stockholders – June 5, 2013 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Thomas Gutierrez, Richard Gaynor and Hoil Kim, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote all the shares of GT Advanced Technologies Inc. Common Stock which the undersigned is entitled to vote as provided on the other side of this proxy card and, in their discretion, upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 5, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH NOMINEE LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. (Continued and to be marked, dated and signed, on the other side) Proxy — GT ADVANCED TECHNOLOGIES INC. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on June 5, 2013. The Proxy Statement and the Transition Report on Form 10-K for the nine-month period ended December 31, 2012 are available at: http://investor.gtat.com qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q